                                                                  EXHIBIT 99.1


                        MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                      RESULTS OF OPERATIONS AND FINANCIAL CONDITION

The following discussion of the results of operations and financial condition of Lucent Technologies Inc. ("Lucent" or the "Company") and the accompanying restated consolidated financial information has been prepared to give retroactive effect to the mergers of Lucent with Ascend Communications, Inc. and Kenan Systems Corporation. The restated consolidated financial information has been derived by combining the financial information of Lucent for the twelve month periods ended September 30, 1998, 1997 and 1996, with the financial information of Ascend and Kenan for the twelve month periods ended December 31, 1998, 1997 and 1996, respectively. In connection with the Ascend business combination the Company expects to incur $79 million of merger-related costs. The merger-related costs consist primarily of fees for investment bankers, attorneys, accountants and financial printing. This Management's Discussion and Analysis addresses the periods covered by the financial statements contained in this Exhibit 99.1.

HIGHLIGHTS
For the year ended September 30, Lucent reported the following:

              1998                                        1997
o Net income of $1,035 million, $0.34       o Net income of $449 million, $0.15
  per share (diluted)                         per share (diluted)

The earnings per share data discussed above have been adjusted to reflect the two-for-one splits of Lucent's common stock which became effective April 1, 1999 and April 1, 1998.

COMMUNICATIONS REVOLUTION
The communications industry is going through a revolution, centered on rapidly growing demand by commercial and residential users for voice, data, Internet and wireless services. As a result, the industry has undergone a global consolidation of key players, including traditional telecommunications network manufacturers and data networking companies, which compete in the same markets as Lucent. This consolidation -- driven by the need for key technologies, new distribution channels in untapped markets, economies of scale and global expansion -- is expected to continue into the near future.

Lucent continues to evaluate its presence and product offerings in the marketplace and may use acquisitions to enhance those offerings where that makes good business sense. These acquisitions may occur through the use of cash, or the issuance of debt or common stock, or any combination of the three.

ACQUISITIONS AND DIVESTITURES
As part of Lucent's efforts to focus on the fastest growing markets in the communications industry, the Company has acquired a number of businesses, complementing its existing product lines and its internal product development efforts.

1. In the fourth fiscal quarter of 1998, Lucent acquired Stratus Computer, Inc., a manufacturer of fault-tolerant computer systems.
2. In September 1998, Lucent acquired JNA Telecommunications Limited, an Australian telecom equipment manufacturer, reseller and system integrator.
3. In August 1998, Lucent acquired LANNET, an Israeli-based supplier of Ethernet and asynchronous transfer mode ("ATM") switching solutions.
4. In July 1998, Lucent acquired both SDX Business Systems plc, a United Kingdom-based provider of business communications systems, and MassMedia Communications Inc., a developer of next-generation network interoperability software.
5. In May 1998, Lucent acquired Yurie Systems, Inc., a provider of ATM access technology and equipment for data, voice and video networking.
6. In April 1998, Lucent acquired Optimay GmBH, a developer of software products and services for chip sets to be used for Global System for Mobile Communications ("GSM") cellular phones.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             RESULTS OF OPERATIONS AND FINANCIAL CONDITION

7. In January 1998, Lucent acquired Prominet Corporation, a participant in the emerging Gigabit Ethernet networking industry.
8. In December 1997, Lucent acquired Livingston Enterprises, Inc., a global provider of equipment used by Internet service providers to connect their subscribers to the Internet.
9. In September 1997, Lucent acquired Octel Communications Corporation, a provider of voice, fax and electronic messaging technologies that complement those offered by Lucent.
10.In June 1997, Lucent acquired Cascade Communications Corp., a developer and manufacturer of wide area network switches.
11.In April 1997, Lucent acquired Whitetree, Inc., a developer and manufacturer of high-speed ATM switching products.
12.In February 1997, Lucent acquired InterCon Systems Corporation, a developer of remote access client software products.
13.In January 1997, Lucent acquired Sahara Networks, Inc., a privately held developer of scalable high-speed broadband access products.


Lucent has also sought to divest itself of non-core businesses.

On October 1, 1997, Lucent contributed its Consumer Products business to a new venture formed by Lucent and Philips Electronics N.V. ("Philips") in exchange for 40% ownership of the venture. The venture, Philips Consumer Communications ("PCC"), was formed to create a worldwide provider of personal communications products. On October 22, 1998, Lucent and Philips announced their intention to end the venture in PCC. The venture was terminated in late 1998. In December 1998, Lucent sold certain assets of its wireless handset business to Motorola. Lucent is currently looking for opportunities to sell its remaining consumer products business.

o In October 1997, Lucent completed the sale of its Advanced Technology Systems ("ATS") unit.

o In December 1996, Lucent sold its interconnect products and Custom Manufacturing Services ("CMS") businesses.

o In July 1996, Lucent completed the sale of its Paradyne subsidiary.

LUCENT'S FORMATION
Lucent was formed from the systems and technology units that were formerly part of AT&T Corp., including the research and development capabilities of Bell Laboratories. Prior to February 1, 1996, AT&T conducted Lucent's original business through various divisions and subsidiaries. On February 1, 1996, AT&T began executing its decision to separate Lucent into a stand-alone company (the "Separation") by transferring to Lucent the assets and liabilities related to its business. In April 1996, Lucent completed the initial public offering of its common stock ("IPO") and on September 30, 1996, became independent of AT&T when AT&T distributed to its shareowners all of its Lucent shares.

Lucent's consolidated financial statements for periods prior to February 1, 1996 include the financial position, results of operations and cash flows of the operations transferred to Lucent from AT&T in the Separation and were carved out from the financial statements of AT&T using the historical results of operations and historical basis of the assets and liabilities of the business. Management believes the assumptions underlying these financial statements are reasonable, although these financial statements may not necessarily reflect the results of operations or financial position had Lucent been a separate, stand-alone entity.

In 1996, Lucent changed its fiscal year to begin October 1 and end September 30. Due to this change, Lucent reported 1996 audited consolidated financial results for a short fiscal period beginning on January 1, 1996 and ending on September 30, 1996. For comparability to the audited consolidated financial statements, Lucent has provided unaudited consolidated statements of income and cash flows for the twelve months ended September 30, 1996.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             RESULTS OF OPERATIONS AND FINANCIAL CONDITION


KEY BUSINESS CHALLENGES
Lucent continues to face significant competition and expects that the level of competition on pricing and product offerings will intensify. Lucent expects that new competitors will enter its markets as a result of the trend toward global expansion by foreign and domestic competitors as well as continued changes in technology and public policy. These competitors may include entrants from the telecommunications, software, data networking and semiconductor industries. Existing competitors have, and new competitors may have, strong financial capability, technological expertise, well-recognized brand names and a global presence. Such competitors may include Cisco Systems, Inc., Nortel Networks, Ericsson, Alcatel Alsthom and Siemens AG. As a result, Lucent's management periodically assesses market conditions and redirects the Company's resources to meet the challenges of competition. Steps Lucent may take include acquiring or investing in new businesses and ventures, partnering with existing businesses, delivering new technologies, closing and consolidating facilities, disposing of assets, reducing work force levels or withdrawing from markets.

Lucent has taken measures to manage the seasonality of its business by changing the date on which its fiscal year ends and its compensation programs for employees. As a result, Lucent has achieved a more uniform distribution of revenues -- accompanied by a related redistribution of earnings -- throughout the year. Revenues and earnings still remain higher in the first fiscal quarter primarily because many of Lucent's large customers historically delay a disproportionate percentage of their capital expenditures until the fourth quarter of the calendar year (Lucent's first fiscal quarter).

The purchasing behavior of Lucent's largest customers has increasingly been characterized by the use of fewer, larger contracts. These contracts typically involve longer negotiating cycles, require the dedication of substantial amounts of working capital and other resources, and in general require costs that may substantially precede recognition of associated revenues. Moreover, in return for larger, longer-term purchase commitments, customers often demand more stringent acceptance criteria, which can also cause revenue recognition delays. Lucent has increasingly provided or arranged long-term financing for customers as a condition to obtain or bid on infrastructure projects. Certain multi-year contracts involve new technologies that may not have been previously deployed on a large-scale commercial basis. On its multi-year contracts, Lucent may incur significant initial cost overruns and losses that are recognized in the quarter in which they become ascertainable. Further, profit estimates on such contracts are revised periodically over the lives of the contracts, and such revisions can have a significant impact on reported earnings in any one quarter.

Lucent has been successful in diversifying its customer base and seeking out new types of customers globally. These new types of customers include competitive access providers, competitive local exchange carriers, wireless service providers, cable television network operators and computer manufacturers.

Historically, a limited number of customers have provided a substantial portion of Lucent's total revenues. These customers include AT&T, which continues to be a significant customer, as well as other large carriers such as Sprint Spectrum Holding LP ("Sprint PCS"), and the Regional Bell Operating Companies ("RBOCs"). The loss of any of these customers, or any substantial reduction in orders by any of these customers, could materially adversely affect the Company's operating results.

                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF
              RESULTS OF OPERATIONS AND FINANCIAL CONDITION

The following summary financial data has been prepared giving effect to the mergers between Lucent and Ascend and Lucent and Kenan under the pooling-of-interests method of accounting. The summary combined financial information is derived from the financial information of Lucent at or for the twelve months ended September 30, 1998, 1997 and 1996, and December 31, 1995 and 1994 and the financial information of Ascend and Kenan at or for the twelve month periods ended December 31, 1998, 1997, 1996, 1995 and 1994, respectively. The summary combined information at or for the nine month periods ended September 30, 1996 and 1995 is derived from the financial information of Lucent at or for the nine month periods ended September 30, 1996 and 1995 and the financial information of Ascend at or for the nine month periods ended December 31, 1996 and 1995, respectively, and the financial information of Kenan at or for the twelve month periods ended December 31, 1996 and 1995, respectively.

                         Lucent Technologies Inc. and Subsidiaries
                                   Five-Year Summary
                     (Dollars in millions, except per share amounts)
                                      (Unaudited)

                                          Year Ended
                                         September 30,              Nine Months Ended        Year Ended December 31,
                                        (Twelve Months)              September 30,               (Twelve Months)
                                  --------------------------        ------------------        --------------------
                                     1998     1997      1996           1996     1995            1995       1994
RESULTS OF OPERATIONS                                                   (1)
Revenues                          $31,806   $27,611   $24,215        $16,639   $14,247         $21,718    $19,867
Gross margin                       15,091    12,293     9,506          7,085     6,315           8,669      8,493
Depreciation and
 amortization expense               1,411     1,499     1,350            957     1,112           1,504      1,316
Operating income(loss)              2,638     1,599      (656)           734       503            (921)       985
Net income(loss)                    1,035       449      (604)           382       197            (813)       497
Earnings(loss) per common
   share - basic (2)(3)              0.35      0.16     (0.23)          0.14      0.08           (0.34)       n/a
Earnings(loss) per common
   share - diluted (2)(3)            0.34      0.15     (0.23)          0.14      0.08           (0.34)       n/a
Earnings(loss) per common
   share - pro forma(3)(4)            n/a       n/a     (0.21)          0.13      0.07           (0.28)       n/a
Dividends per common share(3)        0.0775    0.05625   0.0375         0.0375       -               -        n/a
FINANCIAL POSITION
Total assets                      $29,363   $25,006   $23,572        $23,572   $18,714         $20,217    $17,475
Working capital                     4,900(5)  2,529     2,728          2,728       523             (50)       340
Total debt                          4,640     4,203     3,997          3,997     4,196           4,018      3,164
Shareowners' equity                 7,709     4,379     3,462          3,462     3,198           1,917      2,583
OTHER INFORMATION
Selling, general and administrative
 expenses as a
 percentage of revenues              21.6%     22.7%    31.0%          26.6%     28.8%           33.0%      27.2%
Research and development expenses
 as a percentage
 of revenues                         12.3      11.5     10.9           11.5      12.0            11.2       10.6
Gross margin percentage              47.4      44.5     39.3           42.6      44.3            39.9       42.7
Ratio of total debt
  to total capital
  (debt plus equity)                 37.6      49.0     53.6           53.6      56.7            67.7       55.1
Capital expenditures               $1,791    $1,744   $1,507         $1,002     $ 803         $ 1,302    $   887

(1) Beginning September 30, 1996, Lucent changed its fiscal year end from December 31 to September 30, and reported results for the nine-month transition period ended September 30, 1996. (2) The calculation of earnings per share on a historical basis includes the retroactive recognition to January 1, 1995 of the 2,098,499,576 shares (524,624,894 shares on a pre-split basis) owned by AT&T on April 10, 1996.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
               RESULTS OF OPERATIONS AND FINANCIAL CONDITION

(3) All per share data has been restated to reflect the two-for-one splits of Lucent's common stock which became effective on April 1, 1998 and April 1, 1999.
(4) The calculation of earnings (loss) per share on a pro forma basis assumes that all 2,896,214,012 shares outstanding on April 10, 1996 were outstanding since January 1, 1995 and gives no effect to the use of proceeds from the IPO.
(5) Reflects the reclassification from debt maturing within one year to long-term debt as a result of the November 19, 1998 sale of $500 ($495 net of unamortized costs) of ten-year notes.
n/a  Not applicable


TWELVE MONTHS ENDED SEPTEMBER 30, 1998 VERSUS TWELVE MONTHS ENDED
SEPTEMBER 30, 1997

REVENUES
Total revenues increased to $31,806 million, or 15.2% compared with the same period in 1997, primarily due to increases in sales from Systems for Network Operators, Business Communications Systems and Microelectronic Products. The overall revenue growth was impacted by the elimination of the Consumer Products sales as a component of total revenue as well as lower revenues from Other Systems and Products. The decline in Other Systems and Products was due primarily to the sale of Lucent's ATS and CMS businesses in October 1997 and in December 1996, respectively. Excluding revenues from Lucent's Consumer Products, ATS and CMS businesses, total revenues increased 20.9% compared with the same period in 1997. Revenue growth was driven by sales increases globally. For fiscal year 1998, sales within the United States grew 12.7% compared with the same period in 1997. Sales outside the United States increased 22.8% compared with the same period in 1997. These sales represented 26.1% of total revenues compared with 24.5% in 1997. Excluding revenues from Lucent's Consumer Products, ATS and CMS businesses, sales within the United States increased 20.2% compared with the same period in 1997.

GLOBAL REVENUE GROWTH-For the twelve months ended September 30,
(Dollars in billions)
Year     Revenues
----     --------
1996      $24.2
1997      $27.6
1998      $31.8*
-----------------
* Excluding the revenues from Lucent's Consumer Products, ATS and CMS businesses, 1998 total revenues increased 20.9% compared with the same period in 1997.

The following table presents Lucent's revenues by product line, and the approximate percentage of total revenues for the twelve months ended September 30, 1998 and 1997:

                                                             Twelve Months Ended
                                                                 September 30,
Dollars in Millions                              ----------------------------------------
                                                 As a Percentage          As a Percentage
                                         1998    of Total Revenue   1997  of Total Revenue
                                        -------  ---------------- ------- ----------------
Systems for Network Operators........   $20,308         64%      $16,765         61%
Business Communications Systems......     8,196         26         6,511         23
Microelectronic Products.............     3,027          9         2,755         10
Consumer Products....................         -          -         1,013          4
Other Systems and Products...........       275          1           567          2
Total................................   $31,806        100%      $27,611        100%

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
               RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Revenues from SYSTEMS FOR NETWORK OPERATORS increased $3,543 million, or 21.1% compared with the same period in 1997. The increase resulted from higher sales of switching and wireless systems with associated software, optical networking systems, communications software, and data networking systems for service providers. Demand for those products was driven in part by second line subscriber growth in businesses and residences for Internet services and data traffic.

Revenues from Systems for Network Operators in the United States increased by 21.3% over the year-ago period. The revenue increase in the United States was led by sales to RBOCs, competitive local exchange carriers, wireless service providers and long distance carriers. Revenues generated outside the United States for 1998 increased 20.6% compared with the same period in 1997 due to revenue growth in the Europe/Middle East/Africa, Canada, China and Caribbean/Latin America regions. Revenues generated outside the United States represented 25.5% of revenues for 1998 compared with 25.6% in the same period of 1997.

For 1998, sales of wireless infrastructure increased significantly compared with 1997 as customers accepted networks for commercial service in 1998 using various digital technologies. These technologies include Code Division Multiple Access ("CDMA"), GSM and Time Division Multiple Access ("TDMA"). The Lucent digital technologies continue to show acceptance in markets both within and outside the United States.

Revenues from BUSINESS COMMUNICATIONS SYSTEMS increased $1,685 million, or 25.9% compared with the same period in 1997. This increase was led by sales of messaging systems, including systems provided by Octel, SYSTIMAX(R) structured cabling, enterprise data networking systems and services. Revenues generated outside the United States increased by 52.3% due to growth in all international regions, led by the Europe/Middle East/Africa region. Revenues generated outside the United States represented 19.3% of the revenues for 1998 compared with 16.0% in the same period in 1997. For 1998, sales within the United States increased 20.9% compared with the same period in 1997.

Revenues from MICROELECTRONIC PRODUCTS increased $272 million, or 9.9% for 1998 compared with the same period in 1997 due to higher sales of chips for computing and communications, including components for broadband and narrowband networks, data networking, wireless telephones and infrastructure, high-end workstations, optoelectronic components, power systems and the licensing of intellectual property. Sales within the United States increased 11.9% compared with the same period in 1997. Revenues generated outside the United States increased 8.0% compared with the same period in 1997. The increase in revenues generated outside the United States was driven by sales in all international regions, led by the Caribbean/Latin America region. Revenues generated outside the United States represented 50.5% of sales compared with 51.3% for the same period in 1997.

Despite a nearly 8.0%(a) decline in the world semiconductor market, Microelectronic Products achieved revenue growth of 9.9% for 1998.

On October 1, 1997, Lucent contributed its CONSUMER PRODUCTS unit to PCC in exchange for 40% ownership of PCC. On October 22, 1998, Lucent and Philips announced they would end their PCC venture. The venture was terminated in late 1998. In December 1998, Lucent sold certain assets of its wireless handset business to Motorola. Lucent is currently looking for opportunities to sell its remaining consumer products business.

Revenues from sales of OTHER SYSTEMS AND PRODUCTS decreased $292 million, or 51.5% compared with the same period in 1997. The reduction in revenues was primarily due to the sale of Lucent's ATS and CMS businesses. ATS designed and manufactured custom defense systems for the United States government.

--------------------------------------
(R) Registered trademark of Lucent (a) Source: World Semiconductor Trade Statistics, Inc.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             RESULTS OF OPERATIONS AND FINANCIAL CONDITION

COSTS AND GROSS MARGIN
Total costs increased $1,397 million, or 9.1% compared with the same period in 1997 due to the increase in sales volume. Gross margin percentage increased to 47.4% from 44.5% in the year-ago period. The increase in gross margin percentage for the current period was due to an overall favorable mix of higher margin products and services sales.

OPERATING EXPENSES
Selling, general and administrative expenses as a percentage of revenues were 21.6% for 1998, a decrease of 1.1 percentage points from the same period in 1997. Excluding the amortization expense associated with goodwill and existing technology for both years, selling, general and administrative expenses as a percentage of revenues were 21.1%, a decrease of 1.4 percentage points from the same period in 1997.

Selling, general and administrative expenses increased $613 million, or 9.8% compared with the same period in 1997. This increase is attributed to the higher sales volume, investment in growth initiatives, amortization expense associated with goodwill and existing technology as well as the implementation of SAP, an integrated software platform. Amortization expense associated with goodwill and existing technology was $149 million for the year ended September 30, 1998, an increase of $117 million from the same year-ago period. These increases were offset by the reversals of $66 million of 1995 business restructuring charges and $18 million of merger-related costs associated with the acquisition of Cascade Communications Corp. In addition, the 1997 period included a $174 million reversal of 1995 business restructuring charges.

In conjunction with the acquisition of Stratus in the fourth fiscal quarter of 1998, the Company recorded, as part of the purchase price, accrued merger costs of $49 million, which consist of $7 million of merger transaction costs and $42 million of integration expenses. Included as part of integration expenses are $35 million for costs associated with the divestiture of the non-telecommunications business units. At the end of fiscal 1998, the accrued merger costs for Stratus were $49 million, with such costs expected to be paid during the first three quarters of calendar year 1999.

Research and development expenses represented 12.3% of revenues for the period as compared with 11.5% of revenues from the same period in 1997.

Research and development expenses increased $718 million compared with the same period in 1997. This was primarily due to increased expenditures in support of wireless, data networking, optical networking and software as well as switching and access systems and microelectronic products.

The purchased in-process research and development expenses for 1998 were $1,683 million, reflecting the charges associated with the acquisitions of Stratus, Livingston, Prominet, Yurie, Optimay, SDX, MassMedia, LANNET and JNA compared with $1,255 million related to the acquisitions of Octel, InterCon, Sahara and Agile Networks, Inc. for the same period in 1997.

OTHER INCOME, INTEREST EXPENSE AND PROVISION FOR INCOME TAXES
Other income -- net increased $31 million for 1998 compared with the same period in 1997. This increase was primarily due to gains recorded on the sale of certain business operations, including $149 million associated with the sale of Lucent's ATS business. These gains were offset by higher net losses associated with Lucent's equity investments, primarily from the PCC investment. Also, included in Other income -- net for 1998 is a charge of $110 million related to a write-down associated with Lucent's investment in the PCC venture. This charge was offset by one-time gains of $103 million primarily related to the sale of an investment and the sale of certain business operations including Bell Labs Design Automation Group.

Interest expense was $254 million for the 1998 fiscal year, an increase of $16 million compared with the same period in 1997. The increase in interest expense is due to higher debt levels in 1998 as compared with the prior year.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             RESULTS OF OPERATIONS AND FINANCIAL CONDITION

The effective income tax rate of 58.8% for 1998 decreased from the effective income tax rate of 69.2% in the same year-ago period. These rates exceed the U.S. federal statutory income tax rate primarily due to the book write-off of in-process research and development costs which are not deductible for tax purposes. Excluding the impact of the purchased in-process research and development expenses associated with the Stratus, Livingston, Prominet, Yurie, Optimay, SDX, LANNET and JNA acquisitions in 1998, as well as the similar impact of the Octel, InterCon, Sahara and Agile acquisitions in 1997, the effective income tax rate was 35.3% for 1998, a decrease from the year-ago rate of 36.8%. This decrease was primarily due to a reduced state effective tax rate and increased research tax credits.

The effective income tax rate does not include a federal income tax provision for Kenan since Kenan was an S-Corporation for 1997 and 1998.

CASH FLOWS
Cash provided by operating activities was $1,589 million in 1998, a decrease of $452 million compared with the same period in 1997. This decrease in cash was largely due to the increase in accounts receivable, partially offset by the increase in payroll and benefit-related liabilities.

Cash payments of $176 million were charged against the December 1995 business restructuring reserves in 1998 compared with $483 million in 1997. Of the 23,000 positions that Lucent announced it would eliminate in connection with the 1995 restructuring charges, approximately 19,900 positions had been eliminated through September 30, 1998. Actual experience in employee separations, combined with redeploying employees into other areas of the business, resulted in lower separation costs than originally anticipated. Lucent expects employee reductions in positions to be substantially complete by September 1999.

The restructuring reserves were established in December 1995 after AT&T decided to spin off the Company, but before the formal transfer of assets and personnel to the Company. The restructuring reserves were in support of Lucent's intention to focus on the technologies and markets it viewed as critical to its long-term success as a stand-alone entity. Lucent performed a comprehensive review of all of its operations, including its organizational structure, products and markets, with a view toward maximizing its return on investments. Actions such as the closing of the Phone Center stores, the consolidation of international facilities and the exiting from non-core businesses such as the circuit board business, have increased Lucent's profitability.

Part of the restructuring plan included workforce reductions which resulted from Lucent's decisions to form a single corporate structure that eliminated duplicative management and streamlined administrative functions, and to outsource certain corporate functions. An example of this activity is the outsourcing of information technology and production application work to ISSC, an IBM subsidiary. The efficiencies that resulted from the restructuring have enabled Lucent to reduce its selling, general and administrative expenses as a percentage of revenue over the past three fiscal years.

Many of the 1995 restructuring projects were significant and complex initiatives, some of which could not be completed until new enterprise-wide information technology systems, centralized back office support hubs and provisioning centers were in place. At the time the restructuring plans were adopted, the estimated time lines and project plans indicated that substantially all projects would be complete within two years. Some of the restructuring projects have taken longer than anticipated to complete due to their complicated nature and size, and the complicated nature and size of other projects that needed to be completed first. As a result, approximately 13% of the original reserves remained at September 30, 1998.

Lucent's remaining restructuring plans consist primarily of: (1) the elimination of back office support facilities due to the replacement of legacy information technology systems and the consolidation of corporate functions in certain locations outside the United States, each of which will result in employee separation costs, (2) facility closing costs for continuing payments under building leases for properties that Lucent no longer occupies and (3) other costs related to the closing, sale or consolidation of certain owned facilities and product lines.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             RESULTS OF OPERATIONS AND FINANCIAL CONDITION

The remaining employee separation costs will be used to reduce approximately 1,200 employees performing transaction processing and financial reporting and to downsize the number of employees in our Customer Service Centers. These headcount reductions were included in the original restructuring plans and will occur as soon as the replacement of the legacy information technology systems and consolidation of corporate functions are complete.

As a result of the workforce reductions and consolidation efforts, the Company reduced the amount of leased space it occupied from 19 million square feet to 14 million square feet. The remaining facility closing costs include ongoing rental payments for the leased space the Company no longer occupies and the reserves will be utilized over the remaining lease terms.

Other costs remaining include primarily reserves for remediation expenses, outstanding litigation and sales and use tax issues related to the closing, sale or consolidation of certain owned facilities or product lines which were being exited. Management believes that the remaining reserves for business restructuring plans are adequate and that the plans will be completed by September 1999.

Comparing 1998 and 1997, cash used in investing activities decreased to $3,100 million from $3,371 million primarily due to a decrease in cash used for acquisitions as well as an increase in cash received from dispositions partially offset by an increase in cash used to purchase investment securities. In 1998, cash was used in the acquisitions of Yurie, Optimay, SDX, LANNET and JNA. The acquisitions of Livingston, Stratus and Prominet in 1998 were completed through the issuance of stock and options and did not require the use of cash. The use of cash in 1998 was partially offset by proceeds from the sale of ATS and $269 of cash acquired as part of the acquisition of Stratus. In 1997, Lucent acquired Octel, InterCon, Sahara and Agile and disposed of its interconnect products and CMS businesses. The 1997 acquisition of Sahara was completed through the issuance of stock and options and did not require the use of cash.

Capital expenditures were $1,791 million and $1,744 million for 1998 and 1997, respectively. Capital expenditures include expenditures for equipment and facilities used in manufacturing and research and development, including expansion of manufacturing capacity and international growth.

Cash provided by financing activities for 1998 was $1,120 million compared with $385 million in 1997. The increase in cash provided by financing activities was due to higher debt levels and increased issuances of common stock when compared with the prior period.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             RESULTS OF OPERATIONS AND FINANCIAL CONDITION


TWELVE MONTHS ENDED SEPTEMBER 30, 1997 VERSUS TWELVE MONTHS ENDED
SEPTEMBER 30, 1996

REVENUES
Total revenues increased $3,396 million or 14.0% for 1997 compared with 1996, primarily due to gains in sales from Systems for Network Operators, Business Communications Systems and Microelectronic Products. The overall revenue growth was partially offset by the expected decline in revenue from Consumer Products and Other Systems and Products. Revenues for Lucent's three core businesses increased 18.6% for 1997 compared with 1996. Revenue growth continued to be generated from sales both within and outside the United States. Sales outside the United States increased 12.8% compared with 1996 and represented 24.5% of total revenues in 1997. The increased sales outside of the United States reflected Lucent's targeted approach toward revenue expansion outside the United States for increased profitability. The following table presents Lucent's revenues by product line, and the related percentage of total revenues for the twelve months ended September 30, 1997 and 1996:

                                                             Twelve Months Ended
                                                                 September 30,
Dollars in Millions                              ----------------------------------------
                                                 As a Percentage          As a Percentage
                                         1997    of Total Revenue   1996  of Total Revenue
                                        -------  ---------------- ------- ----------------
Systems for Network Operators........   $16,765         61%      $14,005         58%
Business Communications Systems......     6,511         23         5,625         23
Microelectronic Products.............     2,755         10         2,315         10
Consumer Products....................     1,013          4         1,431          6
Other Systems and Products...........       567          2           839          3
Total................................   $27,611        100%      $24,215        100%

Revenues from SYSTEMS FOR NETWORK OPERATORS increased $2,760 million or 19.7% compared with 1996. The increase resulted from higher sales of both switching and wireless systems with associated software, fiber-optic cable and professional services. Demand for second lines in businesses and residences for Internet services and data connectivity contributed to the revenue growth for 1997.

Sales from Systems for Network Operators in the United States increased 23.4%. The revenue increase in the United States was led by sales to traditional service providers and non-traditional customers such as personal communications services ("PCS") wireless providers, competitive access providers and cable television companies. Sales outside the United States increased 10.1% compared with 1996, resulting from increased sales in the Europe/Middle East/Africa, Asia/Pacific and Caribbean/Latin America regions. Sales outside the United States represented 25.6% of Systems for Network Operators revenues for 1997.

For 1997, sales of wireless infrastructure increased significantly compared with the same period in 1996 primarily due to PCS contracts as customers accepted networks for commercial service in 1997 using various digital technologies. These technologies include CDMA, GSM and TDMA. The Lucent digital technologies continue to show acceptance in markets both within and outside the United States.

Revenues from BUSINESS COMMUNICATIONS SYSTEMS increased $886 million or 15.8% compared with the same period in 1996. This increase was led by sales of DEFINITY(R) products, SYSTIMAX structured cabling, messaging systems, integrated offers such as call centers and higher revenues from service contracts. This increase was partially offset by the continued erosion of the rental base. Revenues in the United States increased 16.5% compared with 1996. Revenues outside the United States increased by 11.8%, reflecting growth in all international regions. The increases both within and outside the United States were primarily due to sales of DEFINITY products, call centers and messaging systems. In addition, higher sales of SYSTIMAX structured cabling contributed to the revenue growth in the United States. Sales outside the United States represented 16.0% of revenue for 1997.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Sales of MICROELECTRONIC PRODUCTS increased $440 million or 19.0% compared with 1996, due to higher sales of customized chips for computing and communications, including components for local area networks, data networking, high-end computer workstations and wireless telephones. Higher sales of power systems and optoelectronic components also contributed to the increase for 1997. Sales within the United States increased 12.5% compared with 1996, led by sales to original equipment manufacturers ("OEMs"). The 25.9% growth in revenues outside the United States was driven by application specific integrated circuits ("ASICs") sales in the Asia/Pacific region as well as the growth of wireless and multimedia integrated circuits and power products sold to customers in Europe for cellular applications. Sales outside the United States represented 51.3% of the Microelectronic Products sales for 1997. Microelectronic Products continued to bring to market new technologies, such as the introduction of the K56flex(TM) modem technology.

Revenues from CONSUMER PRODUCTS decreased $418 million or 29.2% compared with 1996. The decline in revenues was primarily due to decreased product sales related to the closing of the Phone Center Stores, the discontinuation of unprofitable product lines and the continued decrease in phone rental revenues. Lucent's Consumer Products unit was contributed to the venture between Lucent and Philips on October 1, 1997.

Revenues from OTHER SYSTEMS AND PRODUCTS decreased $272 million or 32.4% compared with 1996. The decrease is largely due to the sale of Lucent's CMS business in fiscal year 1997 and its Paradyne subsidiary in fiscal year 1996.

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(R) Registered trademark of Lucent
TM  Trademark of Lucent

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             RESULTS OF OPERATIONS AND FINANCIAL CONDITION

GROSS MARGIN
Gross margin percentage increased to 44.5% from 39.3% in 1996 primarily due to the restructuring charges recorded in the quarter ended December 31, 1995. Excluding restructuring charges, gross margin for 1996 was 42.9%. The increase in gross margin percentage for 1997 was due to an overall favorable mix of higher margin product revenues and the benefits associated with Lucent's business productivity improvement initiatives.

OPERATING EXPENSES
Selling, general and administrative expenses decreased $1,257 million or 16.7% compared with 1996. Excluding the $1,645 million of restructuring charges recorded in December 1995 and the $150 million of merger-related costs for Cascade recorded in June 1997, selling, general and administrative expenses increased $238 million compared with 1996. This increase was due to expenditures associated with higher sales levels, investment in growth initiatives, and the implementation of SAP, an integrated software platform. These increases were partially offset by the reversal of $174 million of business restructuring liabilities in 1997, the lower start-up costs incurred in 1997, and business productivity improvement initiatives, including lower expenses since some businesses were exited in fiscal 1997 and 1996. Selling, general and administrative expenses as a percentage of revenue declined 8.3 percentage points to 22.7% of revenues compared with 31.0% of revenues, due to restructuring charges in 1996.

In 1997, the Company recorded a charge of approximately $150 million for merger expenses incurred principally in connection with the acquisition of Cascade. These costs consisted primarily of investment banking fees, professional fees, reserves for redundant assets, redundant products and employee severance packages. There were no remaining merger related accruals at September 30, 1998.

Research and development expenses increased $534 million or 20.1% compared with 1996. Excluding the impact of restructuring charges recorded in the quarter ended December 31, 1995, research and development expenses increased by $798 million, primarily due to expenditures in support of wireless infrastructure, microelectronic products and advanced multimedia communications systems as well as a $127 million write-down of special-purpose Bell Labs assets no longer being used. Research and development expenses represented 11.5% of revenues as compared with 10.9% of revenues in 1996. Research and development expenses as a percentage of revenues increased 1.6 percentage points from 9.9%, excluding restructuring charges in 1996.

Purchased in-process research and development for 1997 reflects one-time write-offs totaling $1,255 million of in-process research and development in connection with the acquisitions of Octel, InterCon, Sahara and Agile. Agile is a provider of advanced intelligent data switching products acquired by Lucent in October 1996.

OTHER INCOME, INTEREST EXPENSE AND PROVISION FOR INCOME TAXES
Other income-net decreased $84 million compared with 1996. This decrease was largely due to gains recognized on the sale of certain investments and insurance recoveries in 1996, offset in part by increased interest income in 1997.

Interest expense was flat compared with 1996.

The effective tax rate of 69.2% for 1997 increased from the effective tax rate of 15.2% for the same period of 1996 due to the 1997 write-offs of purchased in-process research and development costs and the tax impact of restructuring charges incurred in 1996. The 1997 rate exceeds the U.S. federal statutory income tax rate primarily due to the book write-off of in-process research and development costs which are not deductible for tax purposes. Excluding in-process research and development charges related to the acquisitions of Agile, InterCon, Sahara and Octel, the effective tax rate for 1997 was 36.8%, a decrease of 3.6 percentage points from the 1996 effective tax rate of 40.4% before considering the effects of restructuring charges and merger-related costs incurred in 1996. This decrease is primarily attributable to the tax impact of foreign earnings.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             RESULTS OF OPERATIONS AND FINANCIAL CONDITION

CASH FLOWS
Cash provided by operating activities was $2,041 million in 1997, an increase of $978 million compared with the same period in 1996. This increase in cash was largely due to the retention of $2,000 million of customer accounts receivable by AT&T in 1996 as well as the increase in cash collections associated with higher sales. This was offset by changes in accounts payable due to the end of payments to AT&T related to the Separation and the change in other operating assets and liabilities over 1996. The change in other operating assets and liabilities was primarily due to the receipt of a $500 million cash advance made to Lucent in April 1996 by AT&T and the utilization by AT&T of that advance in 1997.

Cash payments of $483 million were charged against the December 1995 business restructuring reserves in 1997. As of September 30, 1997, the workforce had been reduced by approximately 17,900 positions in connection with business restructuring. In addition, approximately 1,000 employees left Lucent's workforce as part of the sale of Paradyne in 1996. Actual experience in employee separations, combined with redeploying employees into other areas of the business, has resulted in lower separation costs than originally anticipated.

Comparing 1997 and 1996, cash used in investing activities increased to $3,371 million from $1,766 million primarily due to the acquisition of Octel.

Capital expenditures were $1,744 million and $1,507 million for 1997 and 1996, respectively. Capital expenditures include expenditures for equipment and facilities used in manufacturing and research and development, including expansion of manufacturing capacity and international growth.

Cash provided by financing activities for 1997 was $385 million compared with $2,660 million in 1996. This decrease was primarily due to the proceeds received from the IPO in the year-ago period.

In 1995, Lucent relied on AT&T to provide financing for its operations. The cash flows from financing activities for the year ended September 30, 1996 reflect changes in the Company's assumed capital structure. These cash flows are not necessarily indicative of the cash flows that would have resulted if Lucent had been a stand-alone entity.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
               RESULTS OF OPERATIONS AND FINANCIAL CONDITION

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

Total assets as of September 30, 1998 increased $4,357 million, or 17.4%, from September 30, 1997. This increase was primarily due to increases in accounts receivable and other assets of $1,760 million and $1,529 million, respectively. The increase in accounts receivable was primarily due to higher sales. The increase in other assets was largely due to the increase in investments, goodwill and existing technology associated with the Stratus, Livingston, Prominet, Yurie, Optimay, SDX, LANNET and JNA acquisitions, and an increase in equity investments as a result of Lucent's contribution of its Consumer Products business to PCC.

Total liabilities increased $1,027 million, or 5.0%, from September 30, 1997. This increase was largely due to the increases in payroll and benefit-related liabilities and postretirement and postemployment benefit liabilities. These increases are primarily related to the increase in employee headcount as a result of Lucent's recent acquisitions as well as year end payroll and benefit accruals.

Working capital, defined as current assets less current liabilities, increased $2,371 million from fiscal year end 1997 primarily resulting from the increase in accounts receivable, and the following reclassification of $500 million ($495 million net of unamortized costs) from short-term debt to long-term debt. On November 19, 1998, Lucent sold $500 million of ten-year notes and reclassified the amount from debt maturing within one year to long-term debt. The proceeds were used to pay down a portion of Lucent's commercial paper during the first quarter of fiscal 1999.

For the year ended September 30, 1998, Lucent's inventory turnover ratio was 4.5 times compared with 4.0 times for the year ended September 30, 1997. The increase was primarily due to improved inventory management at the factories and in the distribution channels. Inventory turnover is defined as cost of sales (excluding costs related to long-term contracts) divided by average inventory during the year.

Accounts receivable were outstanding an average of 65 and 64 days for the years ended September 30, 1998 and 1997, respectively.

The fair value of Lucent's pension plan assets is greater than the projected pension obligations. Lucent records pension income when the expected return on plan assets plus amortization of the transition asset is greater than the interest cost on the projected benefit obligation plus service cost for the year. Consequently, Lucent continued to have a net pension credit that added to prepaid pension costs in 1998 and which is expected to continue in the near term.

Lucent expects that, from time to time, outstanding commercial paper balances may be replaced with short- or long-term borrowings as market conditions permit. At September 30, 1998, Lucent maintained approximately $5,200 million in credit facilities, of which a portion is used to support Lucent's commercial paper program. At September 30, 1998, approximately $4,850 million was unused. Future financings will be arranged to meet Lucent's requirements, with the timing, amount and form of issue depending on the prevailing market and general economic conditions. Lucent anticipates that borrowings under its bank credit facilities, the issuance of additional commercial paper, cash generated from operations, short- and long-term investments and short- and long-term debt financings will be adequate to satisfy its future cash requirements, although there can be no assurance that this will be the case.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Network operators, inside and outside the United States, increasingly have required their suppliers to arrange or provide long-term financing for them as a condition to obtaining or bidding on infrastructure projects. These projects may require financing in amounts ranging from modest sums to over a billion dollars. Lucent has increasingly provided or arranged long-term financing for customers. As market conditions permit, Lucent's intention is to lay off these long-term financing arrangements, which may include both commitments and drawn down borrowings, to other financial institutions and investors. This enables Lucent to reduce the amount of its commitments and free up additional financing capacity.

As of September 30, 1998, Lucent had made commitments or entered into an agreement to extend credit to certain customers, including Sprint PCS, up to an aggregate of approximately $2,600 million. As of September 30, 1998, approximately $500 million had been advanced and was outstanding. Included in the $2,600 million is approximately $1,230 million to six other PCS or wireless network operators (including fixed wireless) for possible future sales. As of September 30, 1998, approximately $130 million had been advanced under four of these arrangements. In addition, Lucent had made commitments or entered into agreements to extend credit up to an aggregate of approximately $370 million for two network operators other than PCS or wireless network operators. As of September 30, 1998, no amount was advanced under either of these agreements. In November 1998, a commitment for $110 million, included in the $370 million, was terminated.

In October 1996, Lucent entered into a credit agreement to provide Sprint PCS long-term financing of $1,800 million for purchasing Lucent's equipment and services for its PCS network. In May 1997, under the $1,800 million credit facility provided by Lucent to Sprint PCS, Lucent closed transactions to lay off $500 million of loans and undrawn commitments and $300 million of undrawn commitments to a group of institutional investors and Sprint Corporation (a partner in Sprint PCS), respectively. As of September 30, 1998, all of these commitments were drawn down by Sprint PCS. On June 8, 1998, Lucent sold $645 million of loans in a private sale. As of September 30, 1998, Lucent has $253 million of undrawn commitments and $226 million of drawn loans outstanding.

As part of the revenue recognition process, Lucent has assessed the collectibility of the accounts receivable relating to the Sprint PCS purchase contract in light of its financing commitment to Sprint PCS. Lucent has determined that the receivables under the contract are reasonably assured of collection based on various factors among which was the ability of Lucent to sell the loans and commitments without recourse. Lucent intends to continue pursuing opportunities for the sale of the $226 million of loans outstanding, and the future loans and commitments to Sprint PCS.

On October 22, 1998, Lucent announced that it had entered into a five-year agreement with WinStar Communications, Inc. to provide WinStar with a fixed wireless broadband telecommunications network in major domestic and international markets. In connection with this agreement, Lucent entered into a credit agreement with WinStar to provide up to $2,000 million in equipment financing to fund the buildout of this network. The maximum amount of credit that Lucent is obligated to extend to WinStar at any one time is $500 million.

In addition to the above arrangements, Lucent will continue to provide or commit to financing where appropriate for its business. The ability of Lucent to arrange or provide financing for its customers will depend on a number of factors, including Lucent's capital structure and level of available credit, and its continued ability to lay off commitments and drawn down borrowings on acceptable terms.

Lucent believes that it will be able to access the capital markets on terms and in amounts that will be satisfactory to Lucent and that it will be able to obtain bid and performance bonds, to arrange or provide customer financing as necessary, and to engage in hedging transactions on commercially acceptable terms, although there can be no assurance that this will be the case.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             RESULTS OF OPERATIONS AND FINANCIAL CONDITION


The ratio of total debt to total capital (debt plus equity) was 37.6% at September 30, 1998 compared with 49.0% at September 30, 1997. The decrease in the ratio was primarily due to the increase in shareowners' equity, which resulted from net income and the issuance of common stock, partially offset by the increase in debt.

IN-PROCESS RESEARCH AND DEVELOPMENT

In connection with the acquisitions of Octel, Livingston, Prominet, Yurie and Stratus, Lucent allocated a significant portion of the purchase price to purchased in-process research and development. As part of the process of analyzing each of these acquisitions, Lucent made a decision to buy technology that had not yet been commercialized rather than develop the technology internally. Lucent based this decision on factors such as the amount of time it would take to bring the technology to market. Lucent also considered Bell Labs' resource allocation and its progress on comparable technology, if any. Lucent management expects to use the same decision process in the future.

Lucent estimated the fair value of in-process research and development for each of the above acquisitions using an income approach. This involved estimating the fair value of the in-process research and development using the present value of the estimated after-tax cash flows expected to be generated by the purchased in-process research and development, using risk adjusted discount rates and revenue forecasts as appropriate. The selection of the discount rate was based on consideration of Lucent's weighted average cost of capital, as well as other factors including the useful life of each technology, profitability levels of each technology, the uncertainty of technology advances that were known at the time, and the stage of completion of each technology. Lucent believes that the estimated in-process research and development amounts so determined represent fair value and do not exceed the amount a third party would pay for the projects.

Where appropriate, Lucent deducted an amount reflecting the contribution of the core technology from the anticipated cash flows from an in-process research and development project. At the date of acquisition, the in-process research and development projects had not yet reached technological feasibility and had no alternative future uses. Accordingly, the value allocated to these projects was capitalized and immediately expensed at acquisition. If the projects are not successful or completed timely, management's product pricing and growth rates may not be achieved and Lucent may not realize the financial benefits expected from the projects.

Set forth below are descriptions of certain acquired in-process research and development projects, including their status at the end of fiscal 1998.

Octel
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On September 29, 1997, Lucent completed the purchase of Octel for $1,819 million. Octel was a public company involved in the development of voice, fax, and electronic messaging technologies. The allocation to in-process research and development of $945 million represented its estimated fair value using the methodology described above.

At the acquisition date, Octel was conducting development, engineering, and testing activities associated with the completion of six projects. These projects and their respective in-process research and development values were:
Unified Messenger ($245 million), Phoenix/Intelligent Messaging Architecture ("IMA") ($540 million), Octel Network Services ("ONS") Projects ($111 million), and three other projects ($49 million in total). Briefly described below are the effort and assumptions related to the Unified Messenger, Phoenix/IMA, and ONS projects.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Unified Messenger. This project, which had been in development for over three years at acquisition, was a next-generation messaging system for accessing both voice and e-mail messages with either a telephone or a computer. Messages are stored in a single mailbox, which allows users to access all of their messages. The product consists of a voice server implemented on a Microsoft NT platform, using digital signal processing cards as links to a private branch exchange. Research and development efforts in progress at the acquisition date involved work on an initial and several enhanced versions of Unified Messenger.

The major achievements related to this project at September 29, 1997 included the development of the telephone access interface to enable listening to both voice and text mail stored in Microsoft Exchange and of the text-to-speech function needed for listening to e-mail.

The primary remaining risks at the acquisition date were related to functionality and integration issues with Microsoft Exchange that affected overall product reliability, and addressing inadequate application response time relative to customer market demands. The first version of Unified Messenger was not expected to reach technological feasibility until December 1997 at which time Lucent would begin generating economic benefits. At the acquisition date, costs to complete the research and development efforts related to the initial release of the project were expected to be $3 million.

Phoenix/IMA. The Phoenix/IMA research and development project involved two phases of development focused on developing a next generation server, Phoenix, to replace the existing product and on providing a migration path to the next generation messaging platform, IMA. The existing product was inflexible, obsolete, and did not have the ability to provide customers with the technological capabilities that were required in the digital and wireless network environments at the acquisition date. Upon release, the Phoenix server was expected to function as a media server for the IMA platform. IMA was being designed to be a distributed, open-system architecture that would allow for greater speed of product improvement, and enable service providers to create customized applications more easily for various countries or communities.

The major achievements related to this project at September 29, 1997 included development of hardware prototypes for Phoenix and optimizing and adding functionality to the IMA operating support systems.

The primary risks remaining at September 29, 1997 were related to the following development areas: (I) performance issues related to new line cards, (ii) a new asynchronous processor, and (iii) IMA's new and unproven architecture. At the acquisition date, costs to complete the research and development efforts related to Phoenix/IMA were expected to be $49 million. Phoenix was scheduled to reach technological feasibility in September 1998, and IMA was expected to reach technological feasibility in January 1999.

ONS Projects. At the acquisition date, ONS, which operates and maintains voice messaging systems for service providers, was involved in designing new software to provide additional capabilities demanded by its outsourcing customers as well as to handle new voice messaging systems that Octel would produce. The existing software was outdated and lacked required functionality. The goal of the ONS Projects was to produce software to be used in a platform that would be easily upgradeable with greater functionality.

The major achievements related to these projects at September 29, 1997 included the development of functional and design specifications, development and testing related to call collection processes, and testing of provisioning.

The primary remaining risks at September 29, 1997 were related to the completion of remaining specifications, migration activities, and completion of core software capabilities. Lucent anticipated that development related to this project would be completed in the 1998 calendar year, after which Lucent expected to begin generating economic benefits. At the acquisition date, costs to complete the research and development efforts related to the ONS Projects were expected to be less than $1 million.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Unified Messenger. Revenues attributable to Unified Messenger were estimated to be $5 million in 1998 and $46 million in 1999. Revenue was expected to peak in 2004 and decline thereafter through the end of the product's life (2008) as new product technologies were expected to be introduced by Lucent. Revenue growth was expected to decrease from 179% in 2000 to 20% in 2004, and be negative for the remainder of the projection period.

Phoenix/IMA. Revenues attributable to Phoenix/IMA were estimated to be $94 million in 1998 and $508 million in 1999. Revenue was expected to peak in 2004 and decline thereafter through the end of the product's life (2010) as new product technologies were expected to be introduced by Lucent. Revenue growth was expected to decrease from 59% in 2000 to 10% in 2004, and be negative for the remainder of the projection period.

ONS Projects. Revenues attributable to the ONS Projects were estimated to be $18 million in 1998 and $93 million in 1999. Revenue was expected to peak in 2003 and decline thereafter through the end of the product's life (2006) as new product technologies were expected to be introduced by Lucent. Revenue growth was expected to decrease from 52% in 2000 to 10% in 2003, and be negative for the remainder of the projection period.

An average risk adjusted discount rate of 20% was utilized to discount projected cash flows.

There have not been any significant departures from the planned efforts for Unified Messenger. The Phoenix and ONS efforts have been completed. The IMA research and development effort has been delayed twice as the result of the inclusion of new capability specifications, first, in January 1998 to include unified messaging capabilities and, second, in September 1998, to include significant new hardware platform capabilities and incorporate Internet software capabilities. This enhanced version is scheduled to reach technological feasibility, a beta stage, in August 1999, and is scheduled for introduction in October 1999. Since intermediate milestones for IMA have been met on schedule and Phoenix will continue to earn revenues through completion of IMA development, the completion and exploitation of this project and current market conditions make it reasonable that estimated revenue and cash flow levels will be achieved, although on a delayed basis. The IMA version enhancements and the rescheduled market introduction are not expected to impact the originally forecasted market penetration rates.

Livingston
----------
On December 15, 1997, Lucent completed the purchase of Livingston for $610 million. Livingston was involved in the development of equipment used by Internet service providers to connect subscribers to the Internet. The allocation to in-process research and development of $427 million represented its estimated fair value using the methodology described above.

At the acquisition date, Livingston was conducting development, engineering, and testing activities associated with the completion of PortMaster4, a remote access concentrator targeted at large independent telecommunication companies, cable television companies, and Internet service providers. PortMaster4 was valued at $421 million and $6 million was allocated to another project. Briefly described below are the effort and assumptions related to PortMaster4.

The PortMaster4 was being designed with a multi-generation architecture capable of scaling to the greater bandwidth and density requirements of the future. It was also being designed to incorporate remote access and packet processing capabilities based on an Asynchronous Transfer Mode ("ATM") switch fabric and to be a low-cost/price per port solution with the ability to add functionality and new interface types to meet the range of Internet service provider requirements. The PortMaster4 represented Livingston's entry into the high capacity remote access concentrator market.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             RESULTS OF OPERATIONS AND FINANCIAL CONDITION

The PortMaster4 was targeted at a new customer base for Livingston (high capacity remote access concentrator customers), which had very different requirements than the small internet service providers served by Livingston's existing product, PortMaster3. PortMaster3 did not have the scalability, density, or reliability that the higher capacity customers were requiring at the acquisition date.

The major achievements related to this product at the time of acquisition included development of the product specifications and design concept. Included in these achievements were customer surveys for feature match, standards requirements research, critical vendor selection, system modeling, aesthetic design, and establishment of hardware and software design criteria.

The primary remaining risks at the acquisition date were related to semiconductor technology development, development of new device drivers which were not carried over from the existing product, development of an operating system to work in a multi-processing environment, and processor capacity and portability issues. At the acquisition date, costs to complete the research and development efforts related to the PortMaster4 were expected to be $5 million. The development related to this product was expected to be completed in March 1998, with commercial release planned for April 1998, at which time Lucent expected to begin generating economic benefits.

Revenues attributable to the PortMaster4 were estimated to be $48 million in 1998 and $261 million in 1999. Revenue was expected to peak in 2002 and decline thereafter through the end of the product's life (2007) as new product technologies were expected to be introduced by Lucent. Revenue growth was expected to decrease from 69% in 2000 to 11% in 2002, and be negative for the remainder of the projection period.

A risk adjusted discount rate of 20% was utilized to discount projected cash flows.

PortMaster4 was commercially released in July 1998 and started generating revenues immediately after commercial launch. There have not been any significant departures from the planned effort for PortMaster4.

Prominet
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On January 23, 1998, Lucent completed the purchase of Prominet for $199 million. Prominet was a start up company involved in the development of technology in the emerging gigabit ethernet networking industry. The allocation to in-process research and development of $157 million represented its estimated fair value using the methodology described above.

At the acquisition date, Prominet was conducting development, engineering, and testing activities associated with the completion of a gigabit ethernet local area network switch. The initial product, called the P550 (Phase I), enabled customers with traditional Ethernet networks to upgrade the capacity and speed of their networks. Besides performing Ethernet switching (sometimes referred to as Layer 2 switching) Prominet was designing the new switches to perform higher level network routing decisions based on networking protocols like Internet protocol (sometimes called Layer 3 switching) that traditionally were handled by separate devices called routers. By integrating the ability to handle Layer 3 switching in the same box as the Layer 2 switching, products like the P550 reduced the need for separate router products, while also providing much higher performance than traditional software based routers.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Development related to Prominet's gigabit ethernet switch was planned in several phases. Phase I, a Layer 2 Ethernet switch with no Layer 3 routing capabilities, had just been introduced at the acquisition date and was capitalized as existing technology. Phase II was focused on implementing limited Layer 3 switching by adding Layer 3 routing code to a common central processing card. With this addition, the P550 could perform Layer 3 switching at limited speeds. It wasn't until Phase III, when new custom silicon chips were to be added to the input/output cards, that the P550 would achieve its maximum performance levels, enabling Layer 3 switching at full speed across all input/output ports simultaneously. This third phase was critical since routing in the supervisor module alone would not enable full speed Layer 3 switching across all input/output ports. Being able to replace traditional slow and expensive software-based routers with new high speed, lower cost Layer 3 switches was considered an appealing proposition to customers. Phase IV development was aimed at achieving a fixed configuration (i.e., a pizza box size device instead of a multi-slot chassis), Layer 2 gigabit ethernet switch to address fully the needs of the potential gigabit ethernet LAN market. Upon completion of this phase, Prominet would have both chassis and box products in the gigabit ethernet market niche.

The in-process research and development values assigned to each phase were as follows: (I) Phase II ($12 million); (ii) Phase III ($92 million); and (iii) Phase IV ($53 million).

Phase II. Overall, substantial progress had been made related to research and development in this phase. Phase II milestones reached as of the acquisition date were: development of Internet protocol routing software, port routing software to target runtime environment, development of interfaces to simulated packet routing engine hardware, design of packet routing engine application specific integrated circuit ("ASIC"), design of a new CPU interface ASIC, design of a new Layer 3 supervisor module assembly, and integration of Layer 3 features into a web-based manager. The milestones that were still to be accomplished in order to achieve technological feasibility in Phase II were: completion of the packet routing engine ASIC, completion of the Layer 3 supervisor module hardware, integration of Layer 3 software and hardware and addition of the necessary Layer 3 features, system testing of Layer 3 routing and beta testing the product. Costs to complete the research and development efforts related to Phase II were expected to be $2 million at the acquisition date. The development related to this phase was expected to be completed in June 1998.

Phase III. The primary Phase III milestone reached as of the acquisition date was the development of Layer 3 routing architecture. The milestones that were still to be accomplished in order to achieve technological feasibility in Phase III were: availability of Layer 3 supervisor software and hardware from Phase II development, completion of the packet routing engine ASIC, completion of Layer 3 Gigabit input/output card hardware, completion of Layer 3 Fast Ethernet line card hardware, integration of Layer 3 software with Layer 3 line card hardware, and system beta testing. Costs to complete the research and development efforts related to Phase III were expected to be $4 million at the acquisition date. The development related to this phase was expected to be completed in June 1998.

Phase IV. The Phase IV milestones reached as of the acquisition date were related to the product's system architecture and custom ASICs. The milestones that were still to be accomplished in order to achieve technological feasibility in Phase IV were: design completion of a subset of the P550 supervisor software, integration of the hardware and software, system testing, and acceptance testing. Costs to complete research and development efforts related to Phase IV were expected to be $3 million. The development related to this phase was expected to be completed in September 1998.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Phase II. Revenues attributable to Phase II were estimated to be $8 million in 1999. Revenue was expected to peak in 2004 and decline thereafter through the end of the product's life (2009) as new product technologies were expected to be introduced by Lucent. Revenue growth was expected to decrease from 112% in 2000 to 8% in 2004, and be negative for the remainder of the projection period.

Phase III. Revenues attributable to Phase III were estimated to be $47 million in 1999. Revenue was expected to peak in 2004 and decline thereafter through the end of the product's life (2009) as new product technologies were expected to be introduced by Lucent. Revenue growth was expected to decrease from 112% in 2000 to 8% in 2004, and be negative for the remainder of the projection period.

Phase IV. Revenues attributable to Phase IV were estimated to be $38 million in 1999. Revenue was expected to peak in 2004 and decline thereafter through the end of the product's life (2009) as new product technologies were expected to be introduced by Lucent. Revenue growth was expected to decrease from 106% in 2000 to 7% in 2004, and be negative for the remainder of the projection period.

A risk adjusted discount rate of 25% was utilized to discount projected cash flows.

Phase II, Phase III and Phase IV were all completed on time and are performing within the budgets as estimated at the time of acquisition. There have been no significant departures from the planned development efforts.

Yurie
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On May 29, 1998, Lucent completed the purchase of Yurie for $1,056 million. Yurie is involved in the development of ATM access solutions. The allocation to in-process research and development of $620 million represents its estimated fair value using the methodology described above.

At the acquisition date, Yurie was conducting development, engineering, and testing activities associated with the completion of several projects. These projects included: (I) development related to the LDR 200, the LDR 50, and the LDR 250 (collectively referred to as the "LDR 50/200/250" product category) and
(ii) development related to the LDR 4. The in-process research and development values assigned to each project are as follows: (I) LDR 50/200/250 ($607 million) and (ii) LDR 4 ($11 million). Briefly described below are the effort and assumptions related to the LDR 50/200/250.

LDR 50/200/250. The LDR 200 is a high capacity ATM access concentrator that acts as an edge device in an ATM network. The LDR 50 is a medium capacity ATM access concentrator and functions as a scaled down version of the LDR 200 with lower throughput and a smaller size. An ATM access concentrator is electronic equipment that allows two or more signals to pass over one communications circuit. The LDR 200 and the LDR 50 are similar existing products aimed at different customer sets and similar development efforts were associated with both products. At the acquisition date, research and development related to the LDR 200 and LDR 50 involved significant efforts related to the development of next generation products and involved increasing the conversion and transmission capacity of the existing products, maximizing bandwidth utilization, reducing power consumption, increasing functionality, increasing reliability and addressing scalability issues.

At the acquisition date, the LDR 250 was a new ATM edge product that was being developed. The LDR 250 was being designed to capture emerging market opportunities in telephony traffic over ATM, allowing for seamless movement from Time Division Multiplex ("TDM") networks to ATM networks.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Overall, substantial progress had been made related to the research and development of the LDR 50/200/250 at the acquisition date. The major achievements related to this product category at May 29, 1998 included: development related to certain functions including creation of the platform which is the core related to the research and development effort; demonstration of inverse multiplexing over ATM capabilities, which would increase the products' ability to handle different types of traffic; demonstration of digital signal processing capabilities, primarily in the areas of echo canceling, and voice compression; and design of requirements to address other key capabilities.

The primary remaining risks at the acquisition date were the development of Signaling Systems 7 compatible technology which would improve the routing and transfer of signaling messages; design and development related to carrier scale internetworking technology which would speed up network connection services via Internet Protocols; ASIC development; addressing compatibility and integration issues; and systems testing.

Costs to complete the research and development efforts related to the LDR 50/200/250 were expected to be $29 million at the acquisition date. Lucent anticipated that development related to this product category would be completed in stages through fiscal year 2000.

Revenues attributable to the LDR 50/200/250 were estimated to be $132 million in 1999. Revenue was expected to peak in 2000 and decline thereafter through the end of the product's life (2009) as new product technologies were expected to be introduced by Lucent. Revenue growth was expected to decrease from 84% in 2000 to 9% in 2007, and be negative for the remainder of the projection period.

A risk adjusted discount rate of 20% was utilized to discount projected cash flows.

The LDR 50, LDR 200 and LDR 250 were all completed on time or have met all of their scheduled milestones. Some of the product releases have been renamed.

Stratus
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In connection with the acquisition of Stratus, purchased in-process research and development totaling $267.0 million was written off as a non-recurring charge at the date of acquisition because the purchased in-process research and development had not yet reached technological feasibility and had no future alternative use. A total of $133.5 million was allocated to existing technology ($130.0 million) and the assembled work force ($3.5 million), with these amounts being amortized over periods of ten years and three years, respectively.

The purchased in-process research and development acquired in 1998 is expected to facilitate the development of products which will enable carriers and network service providers to more effectively integrate their existing voice and data networks. The Company is using the purchased in-process research and development to create new products that will become part of the Systems for Network Operators business unit, with anticipated product release dates throughout 1999 and 2000. Although the Company expects that the purchased in-process research and development will be successfully developed, there can be no assurance that commercial viability of these products will be achieved.

The nature of the efforts required to develop the purchased in-process research and development into commercially viable products principally relates to the completion of all planning, designing, prototyping, verification and testing activities that are necessary to establish whether the product will be able to meet its design specifications, including functions, features and technical performance requirements. The estimated cost to develop the in-process research and development was approximately $48 million at the time of acquisition, the majority of which is expected to be incurred in 1999.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Brief descriptions of the relevant hardware and software technologies areas follows:

Hardware

FTX: FTX is an implementation of a UNIX system V operating system for Stratus' line of fault-tolerant computers. When run on FTX, UNIX applications can take advantage of Stratus' single-processor or multiprocessor fault- tolerant architecture that provides continuous system availability and a high level of data protection. FTX was classified as a core/developed technology for purposes of the valuation. HP-UX: Stratus licenses Hewlett-Packard Company's HP-UX UNIX operating system and has enabled the operating system to run on the Continuum family of fault tolerant systems. Applications that run on HP platforms will run unaltered in the Stratus Continuum fault-tolerant environment. These applications include mainstream products from companies such as Oracle, Sybase, and Informix, as well as other solutions and tools listed in the HP-UX operating system product catalog. HP-UX was classified as an in-process technology that was estimated to be released during the first quarter of 1999. Stratus management estimated that 10 months had been spent on the development of this technology prior to the acquisition and approximately 4 months were required post-close to complete this technology.

Continuum 1248: Continuum 1248 replaces Continuum 1228 at the high-end of the Continuum product line. The high-end systems offer the growth path and expandability users demand for large online transaction processing applications. The Continuum family combines Reduced Instruction Set Computing based, symmetric multiprocessing technology with Stratus' proven continuous availability architecture to provide customers with robust, continuously available open systems. Continuum 1248 is available on the FTX operating system and the Stratus Virtual Operating System, which is Stratus' fault- tolerant proprietary multiprocessing operating system. Continuum 1248 was classified as an in-process technology, and revenues are not expected until calendar 2000. Stratus' management estimated that 2 months had been spent on the development of this technology prior to the transaction and approximately 14 months were required post-close to complete this technology.

Continuum 448: Continuum 448 gives customers continuous availability in an entry-level system. Continuum 448 is available on the FTX and HP-UX operating systems. Continuum 448 was classified as an in-process technology, and revenues are not expected until the fourth quarter of calendar 1999. Stratus' management estimated that 2 months had been spent on the development of this technology prior to the acquisition and approximately 12 months were required post-close to complete this technology. As of the acquisition date, the remaining risk to development was that the I/O subsystem would not be sufficient to support 4-way scaling in some applications.

M708: M708 is a memory board which will support 1 GB - 4 GB. M708 was classified as an in- process technology, and revenues were not expected until the second quarter of calendar 1999. Stratus' management estimated that 11 months had been spent on the development of this technology prior to the acquisition and approximately 6 months were required post- close to complete this technology.

SPHINX: SPHINX provides scalable software fault tolerance for clustered or networked environments. Through SPHINX, distributed applications can be made robust to hardware, network and operating system faults, and many application software faults. The technology can be applied across a broad range of environments from high speed cluster interconnects to wide area networks. SPHINX combines replication for fault tolerance with load balancing for scalability. These capabilities are built on a foundation of fault-tolerant multicast. SPHINX was classified as an in-process technology, that was estimated to be completed during the first quarter of calendar 1999 and would start generating revenue at that time. Stratus' management estimated that 15 months had been spent on the development of this technology prior to the acquisition and approximately 3 months were required post-close to complete this technology.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Other Continuum Systems: Stratus offered three ranges of hardware fault-tolerant systems including the Continuum 400 Series (entry-level systems), the Continuum 600 Series (mid-range systems) and the Continuum 1200 Series(high- end systems). The six developed Continuum 400 Series models are entry-level systems. The five developed Continuum 600 Series models are mid-range systems that provide open continuously available computing. The seven developed Continuum 1200 Series models are the family's high-end systems for the expandability and growth path customers need for large online transaction processing applications. All 400 Series Continuum products can be ordered with the FTX or HP-UX operating systems. These Continuum products were classified as developed technologies.

HARMONY: HARMONY is the first product offering of the Continuum II series, or the follow on product line from the Continuum I series (i.e., Continuum 1248 and Continuum 448). HARMONY is a mid-range fault-tolerant computer based on the Intel 64-bit architecture. Migrating to a 64-bit processor architecture will give Continuum II improved scalability and performance over previous Continuum products. HARMONY supports HP-UX, FTX and Windows NT operating system platforms. HARMONY was classified as an in-process technology. HARMONY is anticipated to begin generating revenue during 2000. Stratus management estimated that 18 months had been spent on the development of this technology prior to the acquisition and approximately 18 months were required post-close to complete this technology.

Software

LNP: Local Number Portability ("LNP") software gives both wireline and wireless carriers performance-tested solutions for managing and provisioning LNP services, and for communicating with regional Number Portability Administration Centers. LNP products run on HP-UX on the Stratus Continuum Series platform. Uninterrupted availability, a prime requisite for LNP, is provided by Stratus' fault tolerant technology. LNP was classified as an in-process technology that was expected to begin generating revenue during the second quarter of 1999. Stratus' management estimated that 12 months had been spent on the development of this technology prior to the acquisition and approximately 3 months were required post-close to complete this technology.

CORE IN: CORE IN is Stratus' performance-tested mobile number portability solution. The CORE IN solution implements an advanced intelligent signaling relay architecture for mobile porting. In this design, standard messages used to locate the mobile subscriber in order to route calls are transparently redirected to the ported subscriber's network. Ported calls can then be handled in a manner similar to ordinary roaming calls. CORE IN was classified as an in-process technology that was expected to begin generating revenue during the second quarter of fiscal year 1999. Stratus' management estimated that 12 months had been spent on the development of this technology prior to the acquisition and approximately 5 months were required post-close to complete this technology.

PN: Personal Number ("PN") portability. PN is included in the CORE IN solution. PN was classified as an in-process technology that is expected to begin generating revenue during the second quarter of calendar 1999. Stratus' management estimated that 9 months had been spent on the development of this technology prior to the acquisition and approximately 4 months were required post-close to complete this technology.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Signaling System 7 ("SS7") Gateway and Internet Gateway: Stratus' SS7 Gateway and Internet Gateway offer a new solution for telecommunications service providers and Internet service providers who need to meet fast-growing demand for Internet connections at an affordable cost. The gateways are used to transfer data traffic between the Internet and the public switched telephone network, or PSTN. The solution acts as a virtual switch to offload Internet traffic from switching equipment and Inter-Machine Trunks in the PSTN. The SS7 and Internet Gateway solution allows the user to gain an immediate way to expand Internet connection capacity, enhance service levels, improve network manageability, and control spiraling costs. The SS7 Gateway allows phone companies to provide reliability as well as value-added services like credit card verification, caller identification, call forwarding and 800 calling. SS7 Gateway was classified as core/developed technology and Internet Gateway was classified as in-process technology which was estimated to be released during the first quarter of calendar 1999. Stratus' management estimated that 16 months had been spent on the development of this technology prior to the acquisition and approximately 1 month was required post-close to complete this technology.

The fair value of the in-process research and development projects was estimated at $267.0 million (after the pro-rata allocation of the excess purchase price to the long-term assets acquired). The estimated costs to complete these technologies were $11.2 million in 1998, $28.7 million in 1999 and $8.0 million in 2000.

Material risks affecting the timely completion and commercialization of the in-process research and development projects include the risk that development schedules may be delayed, the Company may not be able to retain key personnel involved in the development efforts, integration issues between the hardware and software components may not be resolved on a timely basis, and that the anticipated market demand for the products to be developed based on the in-process technology may not materialize.

The nature of the efforts required to develop the purchased in-process research and development into commercially viable products principally related to the completion of all planning, designing, prototyping, verification and testing activities that are necessary to establish whether the product will be able to meet its design specifications, including functions, features and technical performance requirements.

The value of the purchased in-process research and development from the Stratus acquisition was determined by estimating the projected net cash flows related to such products, including costs to complete the development of the technology and the future revenues to be earned upon commercialization of the products. These cash flows were discounted back to their net present value. The resulting projected net cash flows from such projects were based on management's estimates of revenues and operating profits related to such projects. These estimates were based on several assumptions, including those summarized below. If these projects to develop commercial products based on the purchased in-process research and development are not successfully completed, the Company may not achieve the financial returns from the acquisition that it had anticipated.

Revenues and operating profit attributable to the in-process research and development were estimated to total $5.1 billion and $2.3 billion, respectively, over an eleven-year projection period. The resulting projected net cash flows were discounted to their present value using a discount rate of 35%, which was calculated based on the weighted average cost of capital, adjusted for the technology risk associated with the purchased in-process research and development, which was considered to be significant due to the rapid pace of technological change in the telecommunications industry. The resulting valuation of $370.8 million was subsequently reduced to $267.0 million due to the pro-rata allocation of the excess of the estimated fair value of the net assets acquired over the purchase price.

For projected cash flows attributable to existing technology, a discount rate of 30% was used, which reflects the weighted average cost of capital, adjusted for the technology risk associated with these technologies.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             RESULTS OF OPERATIONS AND FINANCIAL CONDITION

The primary purchased in-process research and development in 1997 was the Broadband access technology acquired through the January 1997 acquisition of Sahara. In connection with the acquisition of Sahara, purchased in-process research and development totaling $213.0 million was written off as a non-recurring charge at the date of acquisition because the purchased technology had not yet reached technological feasibility and had no future alternative use. At the acquisition date, Sahara had no revenues or commercially available products. The Company's revenues attributable to Sahara's Broadband access technology were not significant in either 1998 or 1997.

RISK MANAGEMENT
Lucent is exposed to market risk from changes in foreign currency exchange rates and interest rates, which could impact its results of operations and financial condition. Lucent manages its exposure to these market risks through its regular operating and financing activities and, when deemed appropriate, through the use of derivative financial instruments. Lucent uses derivative financial instruments as risk management tools and not for speculative or trading purposes. In addition, derivative financial instruments are entered into with a diversified group of major financial institutions in order to manage Lucent's exposure to nonperformance on such instruments.

Lucent uses foreign currency exchange contracts, and to a lesser extent, foreign currency purchased options to reduce its exposure to the risk that the eventual net cash inflows and outflows resulting from the sale of products to foreign customers and purchases from foreign suppliers will be adversely affected by changes in exchange rates. Foreign currency exchange contracts are designated for firmly committed or forecasted purchases and sales. The use of these derivative financial instruments allows Lucent to reduce its overall exposure to exchange rate movements, since the gains and losses on these contracts substantially offset losses and gains on the assets, liabilities and transactions being hedged. As of September 30, 1998, Lucent's primary net foreign currency market exposures include Deutsche marks and British pounds. As of September 30, 1997, Lucent's primary net foreign currency market exposures included Deutsche marks, Japanese yen and Dutch guilders. Lucent has not changed its policy regarding how such exposures are managed since the year ended September 30, 1997. Management does not foresee or expect any significant changes in foreign currency exposure in the near future.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             RESULTS OF OPERATIONS AND FINANCIAL CONDITION

The fair value of foreign currency exchange contracts is sensitive to changes in foreign currency exchange rates. As of September 30, 1998 and 1997, a 10% appreciation in foreign currency exchange rates from the prevailing market rates would increase the related net unrealized gain by $11 million and $27 million, respectively. Conversely, a 10% depreciation in these currencies from the prevailing market rates would decrease the related net unrealized gain by $18 million and $35 million, as of September 30, 1998 and 1997 respectively. Unrealized gains/losses in foreign currency exchange contracts are defined as the difference between the contract rate at the inception date of the foreign currency exchange contract and the current market exchange rates. Consistent with the nature of the economic hedge of such foreign currency exchange contracts, such unrealized gains or losses would be offset by corresponding decreases or increases, respectively, of the underlying instrument or transaction being hedged.

While Lucent hedges actual and anticipated transactions with customers, the decline in value of the Asia/Pacific currencies or currencies in other regions may, if not reversed, adversely affect future product sales because Lucent products may become more expensive for customers to purchase in their local currency.

Lucent manages its ratio of fixed to floating rate debt with the objective of achieving a mix that management believes is appropriate. To manage this mix in a cost-effective manner, Lucent, from time to time, enters into interest rate swap agreements, in which it agrees to exchange various combinations of fixed and/or variable interest rates based on agreed upon notional amounts. Lucent had no material interest rate swap agreements in effect as of September 30, 1998 and 1997. The strategy employed by Lucent to manage its exposure to interest rate fluctuations is unchanged from September 30, 1997. Management does not foresee or expect any significant changes in its exposure to interest rate fluctuations or in how such exposure is managed in the near future.

The fair value of Lucent's fixed rate long-term debt is sensitive to changes in interest rates. Interest rate changes would result in gains/losses in the market value of this debt due to differences between the market interest rates and rates at the inception of the debt obligation. Based upon a hypothetical immediate 150 basis point increase in interest rates at September 30, 1998 and 1997, the market value of Lucent's fixed rate long-term debt would be impacted by a net decrease of $209 million and $113 million, respectively. Conversely, a 150 basis point decrease in interest rates would result in a net increase in the market value of Lucent's fixed rate long-term debt outstanding at September 30, 1998 and 1997 of $247 million and $121 million, respectively. As a result of the change in market conditions in 1998, Lucent used a hypothetical 150 basis point change, versus 100 basis points used in the fiscal year 1997 presentation, to determine the change in market value of this debt.

OTHER
Lucent's current and historical operations are subject to a wide range of environmental protection laws. In the United States, these laws often require parties to fund remedial action regardless of fault. Lucent has remedial and investigatory activities underway at numerous current and former facilities. In addition, Lucent was named a successor to AT&T as a potentially responsible party ("PRP") at numerous "Superfund" sites pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") or comparable state statutes. Under the Separation and Distribution Agreement, among AT&T, Lucent and NCR Corporation dated as of February 1, 1996, as amended and restated, Lucent is responsible for all liabilities primarily resulting from or related to the operation of Lucent's business as conducted at any time prior to or after the Separation including related businesses discontinued or disposed of prior to the Separation, and Lucent's assets including, without limitation, those associated with these sites. In addition, under the Separation and Distribution Agreement, Lucent is required to pay a portion of contingent liabilities paid out in excess of certain amounts by AT&T and NCR, including environmental liabilities.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             RESULTS OF OPERATIONS AND FINANCIAL CONDITION


It is often difficult to estimate the future impact of environmental matters, including potential liabilities. Lucent records an environmental reserve when it is probable that a liability has been incurred and the amount of the liability is reasonably estimable. This practice is followed whether the claims are asserted or unasserted. Management expects that the amounts reserved will be paid out over the period of remediation for the applicable site which ranges from 5 to 30 years. Reserves for estimated losses from environmental remediation are, depending on the site, based primarily upon internal or third party environmental studies, and estimates as to the number, participation level and financial viability of any other PRPs, the extent of the contamination and the nature of required remedial actions. Accruals are adjusted as further information develops or circumstances change. The amounts provided for in Lucent's consolidated financial statements in respect to environmental reserves are the gross undiscounted amount of such reserves, without deductions for insurance or third party indemnity claims.

In those cases where insurance carriers or third party indemnitors have agreed to pay any amounts and management believes that collectibility of such amounts is probable, the amounts are reflected as receivables in the financial statements. Although Lucent believes that its reserves are adequate, there can be no assurance that the amount of capital and other expenditures that will be required relating to remedial actions and compliance with applicable environmental laws will not exceed the amounts reflected in Lucent's reserves or will not have a material adverse effect on Lucent's financial condition, results of operations or cash flows. Any possible loss or range of possible loss that may be incurred in excess of that provided for at September 30, 1998 cannot be estimated.

FORWARD-LOOKING STATEMENTS
This Management's Discussion and Analysis of Results of Operations and Financial Condition and other sections of this report contain forward-looking statements that are based on current expectations, estimates, forecasts and projections about the industries in which Lucent operates, management's beliefs and assumptions made by management. In addition, other written or oral statements which constitute forward-looking statements may be made by or on behalf of the Company. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Future Factors") which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward- looking statements. The Company undertakes no obligation to update publicly any forward- looking statements, whether as a result of new information, future events or otherwise.

Future Factors include increasing price and product/services competition by foreign and domestic competitors, including new entrants; rapid technological developments and changes and the Company's ability to continue to introduce competitive new products and services on a timely, cost-effective basis; the mix of products/services; the achievement of lower costs and expenses; the ability to successfully integrate the operations and business of Ascend, Kenan and other acquired companies; readiness for Year 2000; the impact of Year 2000 on customer spending habits; domestic and foreign governmental and public policy changes which may affect the level of new investments and purchases made by customers; changes in environmental and other domestic and foreign governmental regulations; protection and validity of patent and other intellectual property rights; reliance on large customers; technological, implementation and cost/financial risks in the increasing use of large, multi-year contracts; the cyclical nature of the Company's business; the outcome of pending and future litigation and governmental proceedings and continued availability of financing, financial instruments and financial resources in the amounts, at the times and on the terms required to support the Company's future business. These are representative of the Future Factors that could affect the outcome of the forward- looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general domestic and international economic conditions including interest rate and currency exchange rate fluctuations and other Future Factors.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             RESULTS OF OPERATIONS AND FINANCIAL CONDITION
Competition:
See discussion above under KEY BUSINESS CHALLENGES.

Dependence On New Product Development:
The markets for the Company's principal products are characterized by rapidly changing technology, evolving industry standards, frequent new product introductions and evolving methods of building and operating communications systems for network operators and business customers. The Company's operating results will depend to a significant extent on its ability to continue to introduce new systems, products, software and services successfully on a timely basis and to reduce costs of existing systems, products, software and services. The success of these and other new offerings is dependent on several factors, including proper identification of customer needs, cost, timely completion and introduction, differentiation from offerings of the Company's competitors and market acceptance. In addition, new technological innovations generally require a substantial investment before any assurance is available as to their commercial viability, including, in some cases, certification by international and domestic standards-setting bodies.

Reliance on Major Customers:
See discussion above under KEY BUSINESS CHALLENGES.

Readiness for Year 2000:
Lucent is engaged in a major effort to minimize the impact of the Year 2000 date change on Lucent's products, information technology systems, facilities and production infrastructure. Lucent has targeted June 30, 1999 for completion of these efforts.

The Year 2000 challenge is a priority within Lucent at every level of the Company. Primary Year 2000 preparedness responsibility rests with program offices which have been established within each of Lucent's product groups and corporate centers. A corporate-wide Lucent Year 2000 Program Office ("LYPO") monitors and reports on the progress of these offices. Each program office has a core of full-time individuals augmented by a much larger group who have been assigned specific Year 2000 responsibilities in addition to their regular assignments. Further, Lucent has engaged third parties to assist in its readiness efforts in certain cases. LYPO has established a methodology to measure, track and report Year 2000 readiness status consisting of five steps: inventory; assessment; remediation; testing and deployment.

Lucent is completing programs to make its new commercially available products Year 2000 ready and has developed evolution strategies for customers who own non-Year 2000 ready Lucent products. The majority of the upgrades and new products needed to support customer migration are already generally available. By the end of 1998, all but a few of these products are targeted for general availability.

Lucent has launched extensive efforts to alert customers who have non-Year 2000 ready products, including direct mailings, phone contacts and participation in user and industry groups. Recently, Lucent has set up a Year 2000 website www.lucent.com/y2k that provides Year 2000 product information. Lucent continues to cooperate in the Year 2000 information sharing efforts of the Federal Communications Commission and other governmental bodies.

Lucent believes it has sufficient resources to provide timely support to its customers that require product migrations or upgrades. However, because this effort is heavily dependent on customer cooperation, Lucent continues to monitor customer response and will take steps to improve customer responsiveness, as necessary. Also, Lucent has begun contingency planning to address potential spikes in demand for customer support resulting from the Year 2000 date change. These plans are targeted for completion by April 30, 1999.

Lucent has largely completed the inventory and assessment phases of the program with respect to its factories, information systems, and facilities. Approximately, two-thirds of the production elements included in the factory inventory were found to be Year 2000 ready. The factories have commenced the remediation phase of their effort through a combination of product upgrades and replacement. Plans have been developed to facilitate the completion of this work, as well as the related testing and deployment, by June 30, 1999.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Currently, approximately 65% of Lucent's information technology infrastructure has been determined to be Year 2000 ready and is deployed for use. Approximately, 65% of our business applications lines of code that are supported by Lucent's information technology group are now Year 2000 ready and have been deployed or are awaiting deployment. LYPO is monitoring the progress of readiness efforts across Lucent, with a special emphasis on the early identification of any areas where progress to-date could indicate difficulty in meeting Lucent's June 1999 internal readiness target date. Lucent is developing specific contingency plans, as appropriate.

Lucent is also assessing the Year 2000 readiness of the large number of facilities that it owns or leases world-wide. Priority is being placed on Lucent-owned facilities, leased facilities that Lucent manages and other critical facilities that house large numbers of employees or significant operations. Based on the results of these assessment activities, Lucent plans to complete remediation efforts by March 31, 1999 and complete development of applicable contingency plans by May 31, 1999.

To ensure the continued delivery of third party products and services, Lucent's procurement organization has analyzed Lucent's supplier base and has sent surveys to approximately 5,000 suppliers. Follow-up efforts have commenced to obtain feedback from critical suppliers. To supplement this effort, Lucent plans to conduct readiness reviews of the Year 2000 status of the suppliers ranked as most critical based on the nature of their relationship with Lucent, the product/service provided and/or the content of their survey responses. Almost all of Lucent's suppliers are still deeply engaged in executing their Year 2000 readiness efforts and, as a result, Lucent cannot, at this time, fully evaluate the Year 2000 risks to its supply chain. Lucent will continue to monitor the Year 2000 status of its suppliers to minimize this risk and will develop appropriate contingent responses as the risks become clearer.

The risk to Lucent resulting from the failure of third parties in the public and private sector to attain Year 2000 readiness is the same as other firms in Lucent's industry or other business enterprises generally. The following are representative of the types of risks that could result in the event of one or more major failures of Lucent's information systems, factories or facilities to be Year 2000 ready, or similar major failures by one or more major third party suppliers to Lucent: (1) information systems--could include interruptions or disruptions of business and transaction processing such as customer billing, payroll, accounts payable and other operating and information processes, until systems can be remedied or replaced; (2) factories and facilities--could include interruptions or disruptions of manufacturing processes and facilities with delays in delivery of products, until non-compliant conditions or components can be remedied or replaced; and (3) major suppliers to Lucent--could include interruptions or disruptions of the supply of raw materials, supplies and Year 2000 ready components which could cause interruptions or disruptions of manufacturing and delays in delivery of products, until the third party supplier remedied the problem or contingency measures were implemented. Risks of major failures of Lucent's principal products could include adverse functional impacts experienced by customers, the costs and resources for Lucent to remedy problems or replace products where Lucent is obligated or undertakes to take such action, and delays in delivery of new products.

Lucent believes it is taking the necessary steps to resolve Year 2000 issues; however, given the possible consequences of failure to resolve significant Year 2000 issues, there can be no assurance that any one or more such failures would not have a material adverse effect on Lucent. Lucent estimates that the costs of efforts to prepare for Year 2000 from calendar year 1997 through 2000 is about $560 million, of which an estimated $222 million has been spent as of September 30, 1998. Lucent has been able to reprioritize work projects to largely address Year 2000 readiness needs within its existing organizations. As a result, most of these costs represent costs that would have been incurred in any event. These amounts cover costs of the Year 2000 readiness work for inventory, assessment, remediation, testing and deployment including fees and charges of contractors for outsourced work and consultant fees. Costs for previously contemplated updates and replacements of Lucent's internal systems and information systems infrastructure have been excluded without attempting to establish whether the timing of non-Year 2000 replacement or upgrading was accelerated.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             RESULTS OF OPERATIONS AND FINANCIAL CONDITION

While the Year 2000 cost estimates above include additional costs, Lucent believes, based on available information, that it will be able to manage its total Year 2000 transition without any material adverse effect on its business operations, products or financial prospects.

The actual outcomes and results could be affected by Future Factors including, but not limited to, the continued availability of skilled personnel, cost control, the ability to locate and remediate software code problems, critical suppliers and subcontractors meeting their commitments to be Year 2000 ready and provide Year 2000 ready products, and timely actions by customers.

European Monetary Union - Euro:
On January 1, 1999, several member countries of the European Union established fixed conversion rates between their existing sovereign currencies, and adopted the Euro as their new common legal currency. Since that date, the Euro has traded on currency exchanges. The legacy currencies will remain legal tender in the participating countries for a transition period between January 1, 1999 and January 1, 2002.

During the transition period, cash-less payments can be made in the Euro, and parties can elect to pay for goods and services and transact business using either the Euro or a legacy currency. Between January 1, 2002 and July 1, 2002, the participating countries will introduce Euro notes and coins and withdraw all legacy currencies so that they will no longer be available.

Lucent has begun planning for the Euro's introduction. For this purpose, Lucent has in place a joint European-United States team representing affected functions within the Company.

The Euro conversion may affect cross-border competition by creating cross-border price transparency. Lucent is assessing its pricing/marketing strategy in order to insure that it remains competitive in a broader European market. Lucent is also assessing its information technology systems to allow for transactions to take place in both the legacy currencies and the Euro and the eventual elimination of the legacy currencies, and reviewing whether certain existing contracts will need to be modified. Lucent's currency risk and risk management for operations in participating countries may be reduced as the legacy currencies are converted to the Euro. Final accounting, tax and governmental legal and regulatory guidance generally has not been provided in final form. Lucent will continue to evaluate issues involving introduction of the Euro. Based on current information and Lucent's current assessment, Lucent does not expect that the Euro conversion will have a material adverse effect on its business, results of operations, cash flows or financial condition.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Employee Relations:
On September 30, 1998, Lucent employed approximately 145,400 persons, including 79.0% located in the United States. Of these domestic employees, about 39% are represented by unions, primarily the Communications Workers of America ("CWA") and the International Brotherhood of Electrical Workers ("IBEW"). Lucent signed new five-year agreements with the CWA and IBEW expiring May 31, 2003.

Multi-Year Contracts:
Lucent has significant contracts for the sale of infrastructure systems to network operators which extend over a multi-year period, and expects to enter into similar contracts in the future, with uncertainties affecting recognition of revenues, stringent acceptance criteria, implementation of new technologies and possible significant initial cost overruns and losses. See also discussion above under FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES, and KEY BUSINESS CHALLENGES.

Seasonality:
See discussion above under KEY BUSINESS CHALLENGES.

Future Capital Requirements:
See discussion above under FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES.

Growth Outside the United States, Foreign Exchange and Interest Rates: Lucent intends to continue to pursue growth opportunities in markets outside the United States. In many markets outside the United States, long-standing relationships between potential customers of Lucent and their local providers, and protective regulations, including local content requirements and type approvals, create barriers to entry. In addition, pursuit of such growth opportunities outside the United States may require significant investments for an extended period before returns on such investments, if any, are realized. Such projects and investments could be adversely affected by reversals or delays in the opening of foreign markets to new competitors, exchange controls, currency fluctuations, investment policies, repatriation of cash, nationalization, social and political risks, taxation, and other factors, depending on the country in which such opportunity arises. Difficulties in foreign financial markets and economies, and of foreign financial institutions, could adversely affect demand from customers in the affected countries. See discussion above under RISK MANAGEMENT with respect to foreign exchange and interest rates. A significant change in the value of the dollar against the currency of one or more countries where Lucent sells products to local customers or makes purchases from local suppliers may materially adversely affect Lucent's results. Lucent attempts to mitigate any such effects through the use of foreign currency contracts, although there can be no assurances that such attempts will be successful.

Legal Proceedings and Environmental:
See discussion above under OTHER.

REPORT OF MANAGEMENT

Management is responsible for the preparation of Lucent Technologies Inc.'s consolidated financial statements and all related information appearing in this Report. The consolidated financial statements and notes have been prepared in conformity with generally accepted accounting principles and include certain amounts which are estimates based upon currently available information and management's judgment of current conditions and circumstances.

To provide reasonable assurance that assets are safeguarded against loss from unauthorized use or disposition and that accounting records are reliable for preparing financial statements, management maintains a system of accounting and other controls, including an internal audit function. Even an effective internal control system, no matter how well designed, has inherent limitations - including the possibility of circumvention or overriding of controls - and therefore can provide only reasonable assurance with respect to financial statement presentation. The system of accounting and other controls is improved and modified in response to changes in business conditions and operations and recommendations made by the independent public accountants and the internal auditors.

The Audit and Finance Committee of the Board of Directors, which is composed of directors who are not employees, meets periodically with management, the internal auditors and the independent auditors to review the manner in which these groups of individuals are performing their responsibilities and to carry out the Audit and Finance Committee's oversight role with respect to auditing, internal controls and financial reporting matters. Periodically, both the internal auditors and the independent auditors meet privately with the Audit and Finance Committee and have access to its individual members.

Lucent engaged PricewaterhouseCoopers LLP, independent public accountants, to audit the consolidated financial statements in accordance with generally accepted auditing standards, which include consideration of the internal control structure. Their report appears on the following page.




Richard A. McGinn                               Donald K. Peterson
Chairman and                                    Executive Vice President and
Chief Executive Officer                         Chief Financial Officer

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareowners of Lucent Technologies Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and changes in shareowners' equity and of cash flows present fairly, in all material respects, the financial position of Lucent Technologies Inc. and its subsidiaries at September 30, 1998 and 1997, the results of their operations and their cash flows for each of the two years in the period ended September 30, 1998 and for the nine-month period ended September 30, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.




PricewaterhouseCoopers LLP
New York, New York
June 24, 1999 except for the seventh and eighth paragraphs of Note 15 as to which the date is July 15, 1999 and July 19, 1999, respectively.

                       Lucent Technologies Inc. and Subsidiaries
                           CONSOLIDATED STATEMENTS OF INCOME
                   (Dollars in Millions, Except Per-Share Amounts)


                                           Year Ended
                                          September 30,           Nine Months Ended
                                         (twelve months)            September 30,
                              -----------------------------------  --------------
                                1998         1997        1996            1996
--------------------------------------------------------------------------------------

                                    UNAUDITED
--------------------------------------------------------------------------------------
Revenues                       $31,806      $27,611      $24,215        $16,639

Costs                           16,715       15,318       14,709          9,554

Gross margin                    15,091       12,293        9,506          7,085

Operating expenses
Selling, general
  and administrative             6,867        6,254        7,511          4,430
Research and development         3,903        3,185        2,651          1,921
Purchased in-process
  research and development       1,683        1,255            -              -
Total operating expenses        12,453       10,694       10,162          6,351

Operating income (loss)          2,638        1,599         (656)           734
Other income - net                 128           97          181             68
Interest expense                   254          238          237            175

Income (loss) before
  income taxes                   2,512        1,458         (712)           627

Provision (benefit) for
  income taxes                   1,477        1,009         (108)           245

Net income (loss)              $ 1,035      $   449      $  (604)       $   382

Earnings (loss) per
  common share - basic         $  0.35      $  0.16      $ (0.23)       $  0.14

Earnings (loss) per
  common share - diluted       $  0.34      $  0.15      $ (0.23)       $  0.14

Dividends per
  common share                 $  0.0775    $  0.05625   $  0.0375      $  0.0375

See Notes to Consolidated Financial Statements.

                    Lucent Technologies Inc. and Subsidiaries
                          CONSOLIDATED BALANCE SHEETS
                  (Dollars in Millions, Except Per Share Amounts)

                                                September 30,    September 30,
                                                    1998              1997
                                               -------------     ------------
ASSETS
Cash and cash equivalents                      $   1,154         $   1,606
Accounts receivable less allowances
  of $416 in 1998 and $363 in 1997                 7,405             5,645
Inventories                                        3,279             3,025
Contracts in process (net of progress
  billings of $3,036 in 1998 and
  $2,003 in 1997)                                  1,259             1,046
Deferred income taxes - net                        1,775             1,418
Other current assets                                 912               729
Total current assets                              15,784            13,469

Property, plant and equipment - net                5,693             5,266
Prepaid pension costs                              3,754             3,172
Deferred income taxes - net                          761             1,262
Capitalized software development costs               298               293
Other assets                                       3,073             1,544

Total assets                                    $ 29,363          $ 25,006

LIABILITIES
Accounts payable                                $  2,156          $  1,987
Payroll and benefit-related liabilities            2,588             2,206
Postretirement and postemployment
  benefit liabilities                                187               239
Debt maturing within one year                      2,231             2,538
Other current liabilities                          3,722             3,970

Total current liabilities                         10,884            10,940

Postretirement and postemployment
  benefit liabilities                              6,380             6,073
Long-term debt                                     2,409             1,665
Other liabilities                                  1,981             1,949

Total liabilities                               $ 21,654          $ 20,627
Commitments and contingencies

SHAREOWNERS' EQUITY
Preferred stock - par value $1 per share
 Authorized 250,000,000 shares                  $      -          $      -
 Issued and outstanding shares: none
Common stock - par value $.01 per share
 Authorized shares: 6,000,000,000
 Issued and outstanding shares:
 3,022,369,264 at September 30, 1998;
 2,909,514,600 at September 30, 1997                   30               29
Additional paid-in capital                          6,586            3,945
Guaranteed ESOP obligation                            (49)             (77)
Foreign currency translation                         (280)            (191)
Retained earnings                                   1,422              673

Total shareowners' equity                        $  7,709         $  4,379

Total liabilities and shareowners' equity        $ 29,363         $ 25,006

See Notes to Consolidated Financial Statements.

                      Lucent Technologies Inc. and Subsidiaries
                              CONSOLIDATED STATEMENTS OF
                            CHANGES IN SHAREOWNERS' EQUITY
                                (Dollars in Millions)

                                                  Year Ended           Year Ended
                                              September 30, 1998    September 30, 1997       Nine Months Ended
                                               (twelve months)       (twelve months)         September 30, 1996
                                              ------------------    ------------------       ------------------
PREFERRED STOCK                                        --                    --                    --

COMMON STOCK
 Balance at beginning of period                     $    29               $    29               $     2
 Issuance of common stock                                 1                  --                       6
 Two-for-one common stock splits                       --                    --                      21
Balance at end of period                                 30                    29                    29

ADDITIONAL PAID-IN CAPITAL
 Balance at beginning of period                       3,945                 3,134                 1,805
 Issuance of common stock                               916                   369                 2,996
 Issuance of common stock for
   acquisitions                                       1,525                   213                     8
 Conversion of stock options
   related to acquisitions                              186                   116                  --
 Net loss from 1/1/96 through 1/31/96                  --                    --                     (72)
 Dividends declared                                    --                    --                      (7)
 Accounts receivable holdback
  by AT&T                                              --                    --                  (2,000)
 Unrealized (loss) gain on investments                  (37)                   40                    15
 Acceptance of ESOP                                    --                    --                     120
 Other contributions from AT&T                         --                    --                     252
 Reclass of undistributed earnings
  of S-Corp                                              84                    33                     5
 S-Corp distributions                                   (26)                  (19)                    0
 Effect of poolings                                    --                      23                    12
 Other                                                   (7)                   36                  --
 Balance at end of period                             6,586                 3,945                 3,134

GUARANTEED ESOP OBLIGATION
 Balance at beginning of period                         (77)                 (106)                 --
 Acceptance of ESOP                                    --                    --                    (120)
 Amortization of ESOP obligation                         28                    29                    14
 Balance at end of period                               (49)                  (77)                 (106)

FOREIGN CURRENCY TRANSLATION
 Balance at beginning of period                        (191)                  (16)                   28
 Translation adjustments                                (89)                 (175)                  (44)
 Balance at end of period                              (280)                 (191)                  (16)

RETAINED EARNINGS
 Balance at beginning of period                         673                   421                    82
 Net income                                             950                   416                  --
 Net income from 2/1/96
  through 9/30/96                                      --                    --                     450
 Two-for-one common stock splits                       --                    --                     (21)
 Effect of poolings                                    --                     (18)                   (1)
 Dividends declared                                    (201)                 (146)                  (89)
 Balance at end of period                             1,422                   673                   421

TOTAL SHAREOWNERS' EQUITY                           $ 7,709               $ 4,379               $ 3,462

See Notes to Consolidated Financial Statements.

                     Lucent Technologies Inc. and Subsidiaries
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (Dollars in Millions)

                                       Year Ended
                                      September 30,              Nine Months Ended
                                    (twelve months)                 September 30,
                              -----------------------------       -----------------
                                1998       1997       1996               1996
-----------------------------------------------------------------------------------------
                                                   UNAUDITED
-----------------------------------------------------------------------------------------
Operating Activities:
Net income(loss)             $ 1,035     $ 449    $  (604)           $    382
Adjustments to reconcile
 net income(loss)
 to net cash provided by
 operating activities,
 net of effects from
 acquisitions of businesses:
  Business restructuring
    (reversal) charge           (100)     (201)      2,515                (98)
  Asset impairment
    and other charges              -        81         293                105
  Depreciation and
    amortization               1,411     1,499       1,350                957
  Provision for
    uncollectibles               149       136          74                 55
  Deferred income taxes           56       (21)     (1,024)              (278)
  Purchased in-process
    research and development   1,683     1,255           -                  -
  Increase in accounts
    receivable - net          (2,161)     (484)     (3,255)            (1,627)
  Increase in inventories
    and contracts in process    (403)     (316)       (346)              (535)
  Increase(decrease) in
    accounts payable             231       (18)      1,061                652
  Changes in other operating
    assets and liabilities       155      (397)      1,062                554
  Other adjustments for
    noncash items - net         (467)       58         (63)               (97)
Net cash provided by
  operating activities         1,589     2,041       1,063                 70
Investing Activities:
Capital expenditures          (1,791)   (1,744)     (1,507)            (1,002)
Proceeds from the sale or
 disposal of property, plant
 and equipment                    57       108         119                 15
Purchases of
 equity investments             (212)     (149)        (96)               (46)
Sales of equity investments       71        12         102                102
Purchase of investment
 securities                   (1,082)     (483)       (273)              (219)
Sales or maturity
 of investment securities        686       356         211                163
Dispositions of businesses       329       181          58                 58
Acquisitions of businesses -
 net of cash acquired         (1,078)   (1,584)       (234)              (234)
Other investing
 activities - net                (80)      (68)       (146)               (10)
Net cash used in
 investing activities         (3,100)   (3,371)     (1,766)            (1,173)

See Notes to Consolidated Financial Statements.

                                        (CONT'D)

                        Lucent Technologies Inc. and Subsidiaries
                      CONSOLIDATED STATEMENTS OF CASH FLOWS - (CONT'D)
                               (Dollars in Millions)

                                      Year Ended
                                     September 30,               Nine Months Ended
                                    (twelve months)                September 30,
                               -----------------------------      -----------------
                                1998       1997       1996              1996
------------------------------------------------------------------------------------------
                                                    UNAUDITED
------------------------------------------------------------------------------------------
Financing Activities:
Repayments of long-term debt    (93)        (16)        (55)             (39)
Issuance of long-term debt      375          52       1,499            1,499
Proceeds from issuance
 of common stock                916         369       3,046            3,026
Dividends paid                 (201)       (192)        (48)             (48)
S-Corp distribution
 to stockholder                 (26)        (19)          -                -
Increase (decrease) in
 short-term borrowings - net    149         191      (1,525)          (1,436)
Repayments of
 debt sharing
 agreement - net                  -           -         (67)               -
Transfers (to) from AT&T          -           -        (190)              13
Net cash provided by
 financing activities         1,120         385       2,660            3,015

Effect of exchange rate
 changes on cash
 and cash equivalents           (61)        (11)        (16)             (13)

Net (decrease)increase
 in cash and
 cash equivalents              (452)       (956)      1,941            1,899

Cash and cash equivalents
 at beginning of period       1,606       2,562         621              663

Cash and cash equivalents
 at end of period           $ 1,154    $  1,606     $ 2,562          $ 2,562

See Notes to Consolidated Financial Statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (Dollars In Millions, Except Per Share Amounts)

1. BACKGROUND AND BASIS OF PRESENTATION

BACKGROUND

Lucent Technologies Inc. ("Lucent" or the "Company") was formed from the systems and technology units of AT&T Corp. and the associated assets and liabilities of those units, including Bell Laboratories (the "Separation"). Lucent was incorporated on November 29, 1995 with 1,000 shares of common stock ("Common Stock"), authorized and outstanding, all of which were owned by AT&T. On April 2, 1996, AT&T obtained an additional 524,623,894 shares (pre-split basis) of Common Stock and on April 10, 1996, Lucent issued 112,037,037 shares (pre-split basis) in its Initial Public Offering. On September 30, 1996, AT&T distributed to its shareowners all of its remaining interest in Lucent (the "Distribution").

BASIS OF PRESENTATION

The restated consolidated financial statements of Lucent give retroactive effect to the merger with Ascend Communications, Inc., which was consummated on June 24, 1999, and the merger with Kenan Systems Corporation, which was consummated on February 26, 1999. These mergers were accounted for as poolings of interest. On June 24, 1999, each issued and outstanding share of common stock of Ascend was converted into the right to receive 1.65 shares of common stock of Lucent. Lucent issued approximately 371 million shares in exchange for all of the outstanding shares of Ascend. On February 26, 1999, under the terms of the Kenan merger agreement, Lucent issued approximately 26 million shares (post-split) of Lucent common stock in exchange for all the outstanding shares of Kenan.

The restated consolidated financial statements reflect the combination of the historical consolidated financial statements of Lucent at or for the fiscal years ended September 30, 1998 and 1997, and for the nine-month period ended September 30, 1996, with the historical financial statements of Ascend at or for the fiscal years ended December 31, 1998 and 1997, and for the nine-month period ended December 31, 1996, respectively and with the historical financial statements of Kenan at or for the fiscal years ended December 31, 1998, 1997 and 1996, respectively. Intercompany transactions for the fiscal years ended September 30, 1998 and 1997, and for the nine-month period ended September 30, 1996 were not material.

The restated consolidated financial statements at and for the nine months ended September 30, 1996 also reflect the results of operations, changes in shareowners' equity and cash flows, and the financial position of the business that was transferred to Lucent from AT&T as if Lucent were a separate entity. The consolidated financial statements have been prepared using the historical basis of the assets and liabilities and historical results of operations of these businesses. Additionally, the aforementioned financial statements include an allocation of certain AT&T corporate headquarters assets, liabilities and expenses related to the businesses that were transferred to Lucent from AT&T. Management believes the allocations reflected in the consolidated financial statements are reasonable. The aforementioned financial statements may not necessarily reflect Lucent's consolidated results of operations, financial position, changes in shareowners' equity or cash flows in the future or what they would have been had Lucent been a separate, stand-alone company during such period.

On April 1, 1998, and April 1, 1999, two-for-one splits of Lucent's common stock became effective. Shareowners' equity has been restated to give retroactive recognition to the stock splits for all periods presented by reclassifying from retained earnings to common stock the par value of the additional shares issued as a result of the stock splits. In addition, all references in the financial statements and notes to number of shares, per share amounts, stock option data and market prices have been restated to reflect these stock splits.

On November 19, 1998, Lucent sold $500 ($495 net of unamortized costs) of 10-year notes and reclassified the amount from debt maturing within one year to long-term debt. The proceeds were used to pay down a portion of Lucent's commercial paper during the first quarter of fiscal 1999.

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (Dollars In Millions, Except Per Share Amounts)

ACQUISITIONS

Purchase Method
---------------
The following table presents information about certain acquisitions by Lucent in the fiscal years ended September 30, 1998 and 1997. All charges were recorded in the quarter in which the transaction was completed.

                               STRATUS  JNA  LANNET  MassMedia  SDX   YURIE  OPTIMAY  PROMINET
                                    (1)    (2)    (3)      (4)     (5)    (6)     (7)       (8)
Acquisition
 Date                           10/98   9/98   8/98     7/98    7/98   5/98    4/98      1/98

Purchase                        $917    $67    $115     N/S     $207  $1,056   $64       $199
 price                         stock &  cash   cash             cash   cash &   cash     stock&
                               options                                options           options

Goodwill                          0     37      2       1       96     292       1       35

Existing
 technology                     130     18     15       0       16      40       18       23

Purchased in-process
 R&D costs
(after tax)                     267      3     67       8      82     620       48      157

Amortization period-
 goodwill (years)               N/A     10      7       5      10       7        5        5

Amortization period-
 existing technology
 (years)                         10     10      5      N/A      5       5        5        6


                         LIVINGSTON          OCTEL   InterCon        Sahara
                             (9)             (10)      (11)           (12)
Acquisition
 Date                       12/97            9/97      2/97            1/97

Purchase                    $610            $1,819      $22            $219
 price                     stock&            cash&      cash          stock&
                           options          options                    options

Goodwill                       114            181         0              0

Existing
 technology                     69            186         3              0

Purchased in-process
 R&D costs (after tax)         427            945        18            213

Amortization period-
 goodwill (years)                5              7       N/A            N/A

Amortization period-
 existing technology
 (years)                         8              5         3            N/A

(1) Stratus Computer, Inc. was a manufacturer of fault-tolerant computer systems, acquired by Ascend.
(2) JNA Telecommunications Limited was an Australian telecom manufacturer, reseller and system integrator.

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (Dollars In Millions, Except Per Share Amounts)


(3) LANNET, a subsidiary of Madge Networks N.V., was an Israeli-based supplier of Ethernet and asynchronous transfer mode ("ATM") switching solutions for local area networks.
(4) MassMedia Communications, Inc. was a privately held start-up developer of highly- reliable, next-generation network interoperability software.
(5) SDX Business Systems plc was a United Kingdom-based provider of business communications systems.
(6) Yurie Systems, Inc. was a provider of ATM access technology and equipment for data, voice and video networking.
(7) Optimay GmbH specialized in the development of software products and services for chip sets to be used for Global System for Mobile Communications cellular phones.
(8) Prominet Corporation was a participant in the emerging Gigabit Ethernet networking industry. The merger involved $164 of Lucent stock and options. In addition, under the terms of the agreement, Lucent had contingent obligations to pay former Prominet shareowners $35 in stock. The $35 of stock was paid by Lucent, in July 1998 and recorded primarily as goodwill.
(9) Livingston Enterprises, Inc. was a global provider of equipment used by Internet service providers to connect their subscribers to the Internet.
(10) Octel Communications Corporation was a provider of voice, fax and electronic messaging technologies.
(11) InterCon Systems Corporation was a developer of remote access client software products, acquired by Ascend.
(12) Sahara Networks, Inc. was a privately held developer of scaleable high-speed broadband access products, acquired by Ascend.
N/A Not applicable
N/S Not significant

All the above acquisitions were accounted for under the purchase method of accounting, and the acquired technology valuation included both existing technology and purchased in- process research and development.

Included in the purchase price for the above acquisitions was purchased in-process research and development, which was a noncash charge to earnings as this technology had not reached technological feasibility and had no future alternative use. The remaining purchase price was allocated to tangible assets and intangible assets, including goodwill and existing technology, less liabilities assumed.

The value allocated to purchased in-process research and development was determined utilizing an income approach that included an excess earnings analysis reflecting the appropriate cost of capital for the investment. Estimates of future cash flows related to the in-process research and development were made for each project based on Lucent's estimates of revenue, operating expenses, and income taxes from the project. These estimates were consistent with historical pricing, margins, and expense levels for similar products.

Revenues were estimated based on relevant market size and growth factors, expected industry trends, individual product sales cycles, and the estimated life of each product's underlying technology. Estimated operating expenses, income taxes, and charges for the use of contributory assets were deducted from estimated revenues to determine estimated after-tax cash flows for each project. Estimated operating expenses include cost of goods sold, selling, general and administrative expenses, and research and development expenses. The research and development expenses include estimated costs to maintain the products once they have been introduced into the market and generate revenues and costs to complete the in-process research and development.

The discount rates utilized to discount the projected cash flows were based on consideration of Lucent's weighted average cost of capital, as well as other factors including the useful life of each project, the anticipated profitability of each project, the uncertainty of technology advances that were known at the time, and the stage of completion of each project.

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (Dollars In Millions, Except Per Share Amounts)

Management is primarily responsible for estimating the fair value of the assets and liabilities acquired, and has conducted due diligence in determining the fair value. Management has made estimates and assumptions that affect the reported amounts of assets, liabilities, and expenses resulting from such acquisitions. Actual results could differ from those amounts.

Pooling-of-Interests Merger with Ascend
----------------------------------------


The results of operations for the separate companies and the combined amounts presented in the consolidated financial statements are as follows:

                               Twelve            Twelve                  Nine
                            Months Ended      Months Ended           Months Ended
                        September 30, 1998  September 30, 1997    September 30, 1996
Dollars in millions
REVENUES
Lucent                       $30,328             $26,444              $15,897
Ascend                         1,478               1,167                  742
Eliminations                       -                   -                    -

Combined                     $31,806             $27,611              $16,639

NET INCOME(LOSS)
Lucent                       $ 1,055             $   573              $   228
Ascend                           (20)               (124)                 154
Eliminations                       -                   -                    -

Combined                     $ 1,035(1)          $   449(2)           $   382

(1) Includes pretax charges of $1,683 of purchased in-process research and development costs associated with the acquisitions of Livingston, Prominet, Optimay, Yurie, SDX, LANNET, MassMedia, JNA and Stratus.
(2) Includes pretax charges of $1,255 of purchased in-process research and development costs associated with the acquisitions of Sahara, InterCon, Octel and Agile.

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (Dollars In Millions, Except Per Share Amounts)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION
The consolidated financial statements include all majority-owned subsidiaries in which Lucent exercises control. Investments in which Lucent exercises significant influence, but which it does not control (generally a 20% - 50% ownership interest), are accounted for under the equity method of accounting. All material intercompany transactions and balances have been eliminated.

USE OF ESTIMATES
The preparation of financial statements and related disclosures in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenue and expenses during the period reported. Actual results could differ from those estimates. Estimates are used when accounting for long-term contracts, allowance for uncollectible accounts receivable, inventory obsolescence, product warranty, depreciation, employee benefits, taxes, restructuring reserves and contingencies, among others.

FOREIGN CURRENCY TRANSLATION
For operations outside the United States that prepare financial statements in currencies other than the United States dollar, results of operations and cash flows are translated at average exchange rates during the period, and assets and liabilities are translated at end of period exchange rates. Translation adjustments are included as a separate component of shareowners' equity.

REVENUE RECOGNITION
Revenue is generally recognized when all significant contractual obligations have been satisfied and collection of the resulting receivable is reasonably assured. Revenue from product sales of hardware and software is recognized at time of delivery and acceptance, and after consideration of all the terms and conditions of the customer contract. Sales of services are recognized at time of performance and rental revenue is recognized proportionately over the contract term. Revenues and estimated profits on long-term contracts are generally recognized under the percentage of completion method of accounting using either a units-of-delivery or a cost-to-cost methodology. Profit estimates are revised periodically based on changes in facts. Any losses on contracts are recognized immediately.

RESEARCH AND DEVELOPMENT COSTS
Research and development costs are charged to expense as incurred. However, the costs incurred for the development of computer software that will be sold, leased or otherwise marketed are capitalized when technological feasibility has been established. These capitalized costs are subject to an ongoing assessment of recoverability based on anticipated future revenues and changes in hardware and software technologies. Costs that are capitalized include direct labor and related overhead.

Amortization of capitalized software development costs begins when the product is available for general release. Amortization is provided on a product-by-product basis on either the straight-line method over periods not exceeding two years or the sales ratio method. Unamortized capitalized software development costs determined to be in excess of net realizable value of the product are expensed immediately.

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (Dollars In Millions, Except Per Share Amounts)


CASH AND CASH EQUIVALENTS
All highly liquid investments with original maturities of three months or less are considered to be cash equivalents.

INVENTORIES
Inventories are stated at the lower of cost (determined principally on a first-in, first-out basis) or market.

CONTRACTS IN PROCESS
Contracts in process are valued at cost plus accrued profits less progress billings.

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is determined using primarily the unit and group methods. The unit method is used for manufacturing and laboratory equipment and large computer systems. The group method is used for other depreciable assets. When assets that were depreciated using the unit method are sold or retired, the gains or losses are included in operating results. When assets that were depreciated using the group method are sold or retired, the original cost is deducted from the appropriate account and accumulated depreciation. Any gains or losses are applied against accumulated depreciation.

The accelerated depreciation method is used for certain high technology computer processing equipment. All other facilities and equipment are depreciated on a straight-line basis over their estimated useful lives.

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the fair value is less than the carrying amount of the asset, a loss is recognized for the difference.

FINANCIAL INSTRUMENTS
Lucent uses various financial instruments, including foreign currency exchange contracts and interest rate swap agreements to manage and reduce risk to Lucent by generating cash flows, which offset the cash flows of certain transactions in foreign currencies or underlying financial instruments in relation to their amount and timing. Lucent's derivative financial instruments are for purposes other than trading and are not entered into for speculative purposes. Lucent's nonderivative financial instruments include letters of credit, commitments to extend credit and guarantees of debt. Lucent generally does not require collateral to support its financial instruments.

GOODWILL
Goodwill is the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations accounted for as purchases. Goodwill is amortized on a straight-line basis over the periods benefited, principally in the range of 5 to 15 years. Goodwill is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

RECLASSIFICATIONS
Certain prior year amounts have been reclassified to conform to the 1998 presentation.

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (Dollars In Millions, Except Per Share Amounts)

3. RECENT PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes new accounting and reporting standards for derivative financial instruments and for hedging activities. SFAS 133 requires an entity to measure all derivatives at fair value and to recognize them in the balance sheet as an asset or liability, depending on the entity's rights or obligations under the applicable derivative contract. Lucent will designate each derivative as belonging to one of several possible categories, based on the intended use of the derivative. The recognition of changes in fair value of a derivative that affect the income statement will depend on the intended use of the derivative. If the derivative does not qualify as a hedging instrument, the gain or loss on the derivative will be recognized currently in earnings. If the derivative qualifies for special hedge accounting, the gain or loss on the derivative will either (1) be recognized in income along with an offsetting adjustment to the basis of the item being hedged or (2) be deferred in other comprehensive income and reclassified to earnings in the same period or periods during which the hedged transaction affects earnings. SFAS 133 will be effective for Lucent no later than the quarter ending December 31, 1999. SFAS 133 may not be applied retroactively to financial statements of prior periods. SFAS 133 is not expected to have a material impact on Lucent's consolidated results of operations, financial position or cash flows.

In February 1998, FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" ("SFAS 132"). SFAS 132 revises employers' disclosures about pension and other postretirement benefit plans. SFAS 132 is effective for fiscal years beginning after December 15, 1997. Restatement of disclosures for earlier periods provided for comparative purposes is required unless the information is not readily available. Lucent is in the process of evaluating the disclosure requirements. The adoption of SFAS 132 will have no impact on Lucent's consolidated results of operations, financial position or cash flows.

In June 1997, FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS 131 is effective for financial statements for fiscal years beginning after December 15, 1997. Financial statement disclosures for prior periods are required to be restated. Lucent is in the process of evaluating the disclosure requirements. The adoption of SFAS 131 will have no impact on Lucent's consolidated results of operations, financial position or cash flows.

In June 1997, FASB issued SFAS No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for reporting and display of comprehensive income and its components in the financial statements. SFAS 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. Lucent is in the process of determining its preferred format. The adoption of SFAS 130 will have no impact on Lucent's consolidated results of operations, financial position or cash flows.

In March 1998, the American Institute of Certified Public Accountants (the "AICPA") issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 provides guidance on accounting for the costs of computer software developed or obtained for internal use.

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (Dollars In Millions, Except Per Share Amounts)

This pronouncement identifies the characteristics of internal use software and provides guidance on new cost recognition principles. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. Lucent currently expenses its costs of computer software developed or obtained for internal use and is evaluating the impacts of adopting SOP 98-1.

In October 1997, the AICPA issued Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2"). SOP 97-2 provides guidance on when revenue should be recognized and in what amounts for licensing, selling, leasing or otherwise marketing computer software. SOP 97-2 is effective for financial statements for fiscal years beginning after December 15, 1997. During March 1998, the AICPA issued Statement of Position 98-4, "Deferral of the Effective Date of a Provision of SOP 97-2, Software Revenue Recognition",("SOP 98-4"). SOP 98-4 defers for one year the limitation of what is considered vendor-specific objective evidence of the fair value of the various elements in a multiple-element arrangement, a requirement to recognize revenue for elements delivered early in the arrangement. Effective October 1, 1998, Lucent has adopted SOP 97-2 and the adoption is not expected to have a material impact on Lucent's consolidated results of operations, financial position or cash flows.


4. SUPPLEMENTARY FINANCIAL INFORMATION

SUPPLEMENTARY INCOME STATEMENT INFORMATION

                                                                                      Nine
                                                     Year Ended     Year Ended    Months Ended
                                                    September 30,  September 30,  September 30,
                                                        1998           1997          1996
                                                   (Twelve Months) (Twelve Months)
INCLUDED IN COSTS
Amortization of software development costs......       $    234       $  380        $    219

INCLUDED IN SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES
Amortization of goodwill and existing
  technology....................................       $    149       $   32        $     25

INCLUDED IN COSTS AND OPERATING EXPENSES
Depreciation and amortization of property,
  plant and equipment...........................       $    996       $1,057        $    692

OTHER INCOME -- NET
Interest income.................................       $    112       $  155        $     84
Minority interests in earnings of subsidiaries..            (24)         (35)            (21)
Net equity losses from investments..............           (209)         (64)            (26)
Net decrease in cash surrender value
  of life insurance.............................            (12)         (13)             (6)
Loss on foreign currency transactions...........            (44)         (12)             (4)
Gains on businesses sold........................            208            -               -
Miscellaneous -- net............................             97           66              41
                                                         -------      -------         -------
Total other income -- net.......................       $    128       $   97        $     68

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (Dollars In Millions, Except Per Share Amounts)

DEDUCTED FROM INTEREST EXPENSE

Capitalized interest........................... $     17       $   14        $     14

SUPPLEMENTARY BALANCE SHEET INFORMATION

                                                         September 30,   September 30,
                                                            1998            1997
                                                         -------------   -------------
INVENTORIES
Completed goods.........................................  $  1,644          $ 1,629
Work in process and raw materials.......................     1,635            1,396
                                                            --------         -------
Inventories.............................................  $  3,279          $ 3,025

PROPERTY, PLANT AND EQUIPMENT -- NET
Land and improvements...................................  $    306          $   299
Buildings and improvements..............................     3,187            2,853
Machinery, electronic and other equipment...............     8,838            8,586
                                                            -------          -------
Total property, plant and equipment.....................    12,331           11,738
Less: Accumulated depreciation and amortization.........    (6,638)          (6,472)
                                                            --------         -------
Property, plant and equipment -- net....................  $  5,693          $ 5,266

OTHER CURRENT LIABILITIES
Advance billings and customer deposits                    $    548          $   866

SUPPLEMENTARY CASH FLOW INFORMATION

                                                                                Nine
                                               Year Ended     Year Ended    Months Ended
                                              September 30,  September 30,  September 30,
                                                  1998           1997           1996
                                             (twelve months) (twelve months)
                                               ------------   -------------  -----------
Interest payments, net of amounts capitalized    $  319        $  307          $  209

Income tax payments .........................    $  776       $  826          $  186

Acquisitions of businesses:
Fair value of assets acquired,
 net of cash acquired........................    $2,152        $1,838          $  527
Less: Fair value of liabilities assumed......    $1,074        $  254          $  293
                                                 ------        ------          ------
Acquisitions of businesses,
 net of cash acquired..... ..................    $1,078        $1,584          $  234

On October 1, 1997, Lucent contributed its Consumer Products business to a new venture formed by Lucent and Philips Electronics N.V. in exchange for 40% ownership of Philips Consumer Communications ("PCC"). For the year ended September 30, 1998, the statement of cash flows excludes Lucent's contribution of its Consumer Products business.

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (Dollars In Millions, Except Per Share Amounts)

For the year ended September 30, 1998, Other income -- net includes a charge of $110 related to a write-down associated with Lucent's investment in the PCC venture. This charge was offset by gains of $103, primarily related to the sale of an investment and the sale of certain business operations, including Bell Labs Design Automation Group.

For the year ended September 30, 1998, the statement of cash flows excludes the issuance of common stock related to the acquisitions of Livingston, Prominet, Stratus and the conversion of stock options related to the acquisitions of Livingston, Prominet, Yurie, Optimay, Stratus.

For the year ended September 30, 1997, the statement of cash flows excludes the conversion of stock options related to the acquisition of Octel and the issuance of common stock and the conversion of stock options related to the acquisition of Sahara. For information on the 1998 and 1997 acquisitions, see Note 1.

For the year ended September 30, 1997, research and development costs include a $127 write-down of special purpose Bell Labs assets no longer being used.

The statement of cash flows for the nine-month period ended September 30, 1996 excludes $2,000 of customer accounts receivable retained by AT&T as well as net asset transfers of $239 received from AT&T. These transactions have not been reflected on the consolidated statement of cash flows because they were noncash events accounted for as changes in paid-in capital.

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (Dollars In Millions, Except Per Share Amounts)

5. EARNINGS PER COMMON SHARE

Basic earnings per common share was calculated by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share was calculated by dividing net income by the sum of the weighted average number of common shares outstanding plus all additional common shares that would have been outstanding if potentially dilutive common shares had been issued.

Included in the calculation of the weighted-average shares is the retroactive recognition to January 1, 1996 of the 2,098.5 million shares (524.6 million shares on a pre-splits basis) owned by AT&T. The following table reconciles the number of shares utilized in the earnings per share calculations:

                                                   Year Ended         Nine Months Ended
                                                   September 30,         September 30,
                                                  1998       1997           1996
                                                  (twelve months)
---------------------------------------------------------------------------------------
Net income                                      $ 1,035    $   449       $    382

Earnings per common share - basic               $  0.35    $  0.16       $   0.14


Earnings per common share - diluted             $  0.34    $  0.15       $   0.14

Number of shares (in millions)
---------------------------------
Common shares - basic                            2,963.8    2,894.6        2,705.4

Effect of dilutive securities:
  Stock options                                     71.9       37.5           28.9
  Other                                              4.0        0.2            0.4
Common shares - diluted                          3,039.7    2,932.3        2,734.7

6. BUSINESS RESTRUCTURING AND OTHER CHARGES

In the fourth quarter of calendar year 1995, a pre-tax charge of $2,801 was recorded to cover restructuring costs of $2,613 and asset impairment and other charges of $188. The restructuring plans included restructuring Lucent's Consumer Products business, including closing all of the Company-owned retail Phone Center Stores; consolidating and re- engineering numerous corporate and business unit operations; and selling the Microelectronics' interconnect and Paradyne businesses.

The 1995 business restructuring charge of $2,613 included restructuring liabilities of $1,774, asset impairments of $497 and $342 of benefit plan losses. The asset impairments included write-downs for inventory and fixed assets for product lines and businesses that the Company exited as part of its restructuring activities. The write-downs were determined based on the net book value of the assets at December 31, 1995. The assets did not benefit activities that were to continue nor were they used to generate future revenues. Depreciation was suspended for the fixed assets that were written down as part of the 1995 business restructuring. Benefit plan losses were related to pension and other employee benefit plans and primarily represented losses in 1995 from the actuarial changes that otherwise might have been amortized over future periods.

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (Dollars In Millions, Except Per Share Amounts)

The pre-tax total charge for restructuring, impairments and other charges of $2,801 for 1995 was recorded as $892 of costs, $1,645 of selling, general and administrative expenses, and $264 of research and development expenses. The charges included $1,509 for employee separations; $627 for asset write-downs; $202 for closing, selling and consolidating facilities; and $463 for other items. The total charges reduced net income by $1,847.

The restructuring charge of $2,613 incorporated the separation costs, both voluntary and involuntary, for nearly 22,000 employees. As of September 30, 1998, the work force had been reduced by approximately 19,900 positions due to business restructuring. In addition, approximately 1,000 employees left Lucent's work force as part of the sale of Paradyne in 1996. Actual experience in employee separations, combined with redeploying employees into other areas of the business, has resulted in lower separation costs than originally anticipated. Lucent expects employee reductions in positions to be substantially complete by September 1999.

The following table displays a rollforward of the liabilities for business restructuring from September 30, 1996 to September 30, 1998:

                            September 30,    1997      September 30,     1998      September 30,
Type of Cost                 1996 Balance  Deductions  1997 Balance    Deductions  1998 Balance
-------------------------------------------------------------------------------------------------
Employee Separation      $   766           $(418)       $  348       $ (235)       $  113
Facility Closing             175            (109)           66          (23)           43
Other                        348            (193)          155          (60)           95
Total                    $ 1,289           $(720)       $  569        $(318)       $  251

Lucent's remaining restructuring plans consist primarily of: (1) the elimination of back office support facilities due to the replacement of legacy information technology systems and the consolidation of corporate functions in certain locations outside the United States, each of which will result in employee separation costs, (2) facility closing costs for continuing payments under building leases for properties that the Company no longer occupies and (3) other costs related to the closing, sale or consolidation of certain owned facilities and product lines.

The remaining employee separation costs will be used to reduce approximately 1,200 employees performing transaction processing and financial reporting and to downsize the number of employees in our Customer Service Centers. These headcount reductions were included in the original restructuring plans and will occur as soon as the replacement of the legacy information technology systems and consolidation of corporate functions are complete.

As a result of the workforce reductions and consolidation efforts, the Company reduced the amount of leased space it occupied from 19 million square feet to 14 million square feet. The remaining facility closing costs include ongoing rental payments for the leased space the Company no longer occupies and the reserves will be utilized over the remaining lease terms.

Other costs remaining include primarily reserves for remediation expenses, outstanding litigation and sales and use tax issues related to the closing, sale or consolidation of certain owned facilities or product lines which were being exited. Management believes that the remaining reserves for business restructuring are adequate and that the plans will be completed by September 1999.

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (Dollars In Millions, Except Per Share Amounts)

Total deductions to Lucent's business restructuring reserves were $318 and $720 for the years ended September 30, 1998 and 1997, respectively. Included in these deductions were cash payments of $176 and $483 and noncash related charges of $42 and $36 for the years ended September 30, 1998 and 1997, respectively. The noncash related charges were primarily related to assets for product lines and businesses that Lucent exited as part of its restructuring activities. The related costs were included in the 1995 restructuring plan. The assets did not benefit activities that were to continue nor were they used to generate future revenues. The reserves were charged as the product lines and businesses were exited during 1998 and 1997. In addition, Lucent reversed $100 and $201 of business restructuring reserves primarily related to favorable experience in employee separations for the years ended September 30, 1998 and 1997, respectively.

In 1997, Lucent recorded a pretax charge of approximately $150 in connection with the acquisition of Cascade Communications Corp. and Whitetree, Inc. The total charge included $54 of merger-related costs and $96 of integration expenses. Included in the integration expenses were $7 for severance and outplacement costs for approximately 275 employees involved in duplicate functions; $67 for redundant assets and assets related to duplicate product lines; $22 for the cancellation of redundant facility leases and other contracts and obligations. In 1998, Lucent reversed $18 of these costs. There were no reserves remaining as of September 30, 1998.

7. INCOME TAXES

The following table presents the principal reasons for the difference between the effective tax rate and the United States federal statutory income tax rate:

                                               Year Ended     Year Ended         Nine
                                              September 30,  September 30,   Months Ended
                                                  1998           1997        September 30,
                                            (twelve months)  (twelve months)     1996
                                              ------------   -------------   -----------
United States federal statutory
  income tax rate.........................        35.0%          35.0%           35.0%
                                                 -------        -------         -------
State and local income taxes, net of
  federal income tax effect...............         3.3            5.4             3.0
Foreign earnings and dividends taxed at
  different rates.........................         1.0            0.8             2.4
Research credits..........................        (2.6)          (2.4)           (2.9)
Purchased in-process research and
  development costs.......................        23.5           32.4             0.5
Other differences - net...................        (1.4)          (2.0)            1.1
                                                 -------        -------         -------
Effective income tax rate.................        58.8%          69.2%           39.1%
                                                 =======        =======         =======

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (Dollars In Millions, Except Per Share Amounts)


The following table presents the United States and foreign components of income before income taxes and the provision for income taxes:

                                                Year Ended     Year Ended        Nine
                                               September 30,  September 30,  Months Ended
                                                  1998            1997      September 30,
                                              (twelve months) (twelve months)    1996
                                               ------------   -------------   -----------
INCOME BEFORE INCOME TAXES
United States.............................      $ 2,144         $   861       $    360
Foreign...................................          368             597            267
                                                 -------          ------        -------
Income before income taxes                      $ 2,512         $ 1,458       $    627
                                                 =======          ======        =======
PROVISION FOR INCOME TAXES

CURRENT
Federal...................................      $   987         $   554       $    346
State and local...........................          168             148             72
Foreign...................................          213             228             99
                                                 -------          ------        -------
Sub-Total                                         1,368             930            517
                                                 -------          ------        -------
DEFERRED
Federal...................................           63              11           (217)
State and local...........................           36              72           ( 48)
Foreign and other.........................           10            (  4)          (  7)
                                                 -------          ------        -------
Sub-Total                                           109              79           (272)
                                                 -------          ------        -------
Provision for income taxes................      $ 1,477         $ 1,009       $    245
                                                 =======          ======        =======

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (Dollars In Millions, Except Per Share Amounts)

As of September 30, 1998, Lucent had tax credit carryforwards of $47.5 and federal, state and local, and foreign net operating loss carryforwards (tax effected) of $191, all of which expire primarily after the year 2000.

The components of deferred tax assets and liabilities at September 30, 1998 and 1997 are as follows:

                                                        September 30,   September 30,
                                                             1998            1997
                                                        -------------   -------------
DEFERRED INCOME TAX ASSETS
  Employee pensions and other benefits - net........        $ 1,520         $ 1,780
  Business restructuring............................            165             112
  Reserves and allowances...........................          1,137             938
  Net operating loss/credit carryforwards...........            239             119
  Valuation allowance...............................           (261)           (234)
  Other.............................................            526             683
                                                             -------         -------
Total deferred income tax assets....................        $ 3,326         $ 3,398
                                                             =======         =======

DEFERRED INCOME TAX LIABILITIES
  Property, plant and equipment.....................        $   399          $  478
  Other.............................................            391             240
                                                             ------          -------
Total deferred income tax liabilities...............        $   790          $  718
                                                             ======          =======

Lucent has not provided for United States deferred income taxes or foreign withholding taxes on $2,743 of undistributed earnings of its non-United States subsidiaries as of September 30, 1998, since these earnings are intended to be reinvested indefinitely.

8.  DEBT OBLIGATIONS

                                          September 30,     September 30,
                                              1998             1997
                                         -------------     -------------

DEBT MATURING WITHIN ONE YEAR
Commercial paper (net of $495*
  refinanced after September 30, 1998)    $    2,106         $   2,364
Long-term debt........................            39                25
Other.................................            86               149
                                              ------            ------
Total debt maturing within one year...    $    2,231         $   2,538

WEIGHTED AVERAGE INTEREST RATES
  Commercial paper......................        5.6%               5.5%
  Long-term debt and other..............        7.9%               6.3%


Lucent had revolving credit facilities at September 30, 1998 aggregating $5,211 (a portion of which is used to support Lucent's commercial paper program), $4,000 with domestic lenders and $1,211 with foreign lenders. At September 30, 1998, $4,000 with domestic lenders and $855 with foreign lenders were available.

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (Dollars In Millions, Except Per Share Amounts)



                                         September 30,     September 30,
                                             1998             1997
                                        -------------     -------------
LONG-TERM DEBT

6.90% notes due July 15, 2001               $   750          $   750
7.25% notes due July 15, 2006                   750              750
6.50% debentures due January 15, 2028           300                -
Commercial paper refinanced after
 September 30, 1998                             495*               -
Long-term lease obligations                       1                2
Other                                           164              198
Less: Unamortized discount                       12               10
                                             ------           ------
Total long-term debt                          2,448            1,690
Less: Amounts maturing within one year           39               25
                                             ------           ------
Net long-term debt                          $ 2,409          $ 1,665
                                             ======           ======


Lucent has an effective shelf registration statement for the issuance of debt securities up to $3,500, of which $1,160* remains available at September 30, 1998, giving effect to the refinancing.

This table shows the maturities, by year, of the $2,448 in total long-term debt obligations:

                                   September 30,
                 ----------------------------------------------
                 1999   2000   2001   2002   2003   Later Years

                 $39    $71    $773   $14    $14      $1,537*


* On November 19, 1998, Lucent sold $500 ($495 net of unamortized costs) of 10-year 5.5% notes due November 15, 2008 and reclassified the amount from debt maturing within one year to long-term debt. The proceeds were used to pay down a portion of Lucent's commercial paper during the first quarter of fiscal 1999.

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (Dollars In Millions, Except Per Share Amounts)


9.  EMPLOYEE BENEFIT PLANS

PENSION AND POSTRETIREMENT BENEFITS
Lucent maintains noncontributory defined benefit pension plans covering the majority of its employees and retirees, and postretirement benefit plans for the majority of its retirees that include health care benefits and life insurance coverage. Prior to October 1, 1996, Lucent's financial statements reflect estimates of the costs experienced for its employees and retirees who were included in AT&T's pension and postretirement plans.

Pension-related benefits for management employees are based principally on career-average pay while benefits for nonmanagement employees are not directly pay-related. Pension contributions are determined principally using the aggregate cost method and are made primarily to trust funds held for the sole benefit of plan participants.

The following table shows the Lucent plans' funded status reconciled with amounts reported in Lucent's consolidated balance sheets, and the assumptions used in determining the actuarial present value of the benefit obligation:

                                              Pension             Postretirement
                                              Benefits               Benefits
                                            September 30,          September 30,

                                           1998       1997         1998      1997
-----------------------------------------------------------------------------------
Plan assets at fair value                $ 36,191  $ 36,204      $ 3,959   $ 4,152
Less: benefit obligation                   27,846    23,187        9,193     7,939
-----------------------------------------------------------------------------------
Funded(Unfunded) status of the plan         8,345    13,017       (5,234)   (3,787)
Unrecognized prior service costs            1,509     1,048          533       261
Unrecognized transition asset                (944)   (1,244)          -         -
Unrecognized net gain                      (5,175)   (9,669)        (408)   (1,256)
Net minimum liability of nonqualified
  plans                                       (27)      (23)          -         -
-----------------------------------------------------------------------------------
Prepaid(Accrued) benefit cost            $  3,708  $  3,129      $(5,109)  $(4,782)
===================================================================================
Accumulated pension benefit obligation   $ 26,799  $ 22,669          n/a       n/a
Vested pension benefit obligation        $ 25,112  $ 21,246          n/a       n/a
----------------------------------------------------------------------------------
Accumulated postretirement benefit
 obligation:
Retirees                                     n/a        n/a      $ 6,662   $ 5,902
Fully eligible active plan
  participants                               n/a        n/a        1,131       777
Other active plan participants               n/a        n/a        1,400     1,260
----------------------------------------------------------------------------------
Accumulated postretirement benefit
  obligation                                 n/a        n/a      $ 9,193   $ 7,939
==================================================================================
Assumptions:
Weighted average discount rate             6.00%       7.25%        6.00%    7.25%
Rate of increase in future
 compensation levels                       4.50%       4.50%         n/a      n/a
==================================================================================

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (Dollars In Millions, Except Per Share Amounts)

Pension plan assets consist primarily of listed stocks (of which $159 and $87 represent Lucent common stock at September 30, 1998 and 1997, respectively). Postretirement plan assets include listed stocks (of which $11 and $2 represent Lucent common stock at September 30, 1998 and 1997, respectively). Assets in both plans also include corporate and governmental debt, and cash and cash equivalents. Pension plan assets also include real estate investments, and postretirement plan assets also include life insurance contracts.

The prepaid pension benefit costs shown above are net of pension liabilities for plans where accumulated plan benefits exceed assets. Such liabilities are included in other liabilities in the consolidated balance sheets.

The following table shows the components of pension and postretirement costs for the periods indicated:

                                            Year Ended     Year Ended        Nine
                                           September 30,  September 30,  Months Ended
                                                1998           1997      September 30,
PENSION COST                             (twelve months) (twelve months)     1996
----------------------------------------------------------------------------------------
Service cost-benefits
  earned during the period                   $  331         $  312        $  277
Interest cost on projected
  benefit obligation                          1,631          1,604         1,172
Expected return on plan
  assets (1)                                 (2,384)        (2,150)       (1,589)
Amortization of unrecognized
  prior service costs                           164            149           113
Amortization of transition
  asset                                        (300)          (300)         (222)
Charges(credits) for plan
  curtailments (2)                               -              56           (16)
---------------------------------------------------------------------------------------
Net pension credit                           $ (558)        $ (329)       $ (265)
=======================================================================================
POSTRETIREMENT COST
---------------------------------------------------------------------------------------
Service cost-benefits earned
  during the period                          $   63         $   57        $   51
Interest cost on accumulated
  postretirement benefit
  obligation                                    540            554           408
Expected return on plan
  assets (3)                                   (263)          (264)         (189)
Amortization of unrecognized
  prior service costs                            53             35            53
Amortization of net loss (gain)                   3            (15)            8
Charges(credits) for plan
 curtailments(2)                                 -              26            (2)
---------------------------------------------------------------------------------------
Net postretirement benefit cost              $  396         $  393        $  329
=======================================================================================

(1) A 9.0% long-term rate of return on pension plan assets was assumed for 1998, 1997 and 1996. The actual return on plan assets was $1,914 and $8,523 for the years ended September 30, 1998 and 1997, respectively, and $2,204 for the nine-month period ended September 30, 1996.
(2) The 1997 pension and postretirement charges for plan curtailments of $56 and $26, respectively, reflect the final determination of 1996 curtailment effects.
(3) A 9.0% long-term rate of return on postretirement plan assets was assumed for 1998, 1997 and 1996. The actual return on plan assets was $349 and $1,040 for the years ended September 30, 1998 and 1997, respectively, and $219 for the nine-month period ended September 30, 1996.

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (Dollars In Millions, Except Per Share Amounts)

Pension cost was computed using the projected unit credit method. Lucent is amortizing over approximately 16 years the unrecognized pension transition asset related to the adoption of SFAS No. 87, "Employers' Accounting for Pensions," in 1986. Prior service pension costs are amortized primarily on a straight-line basis over the average remaining service period of active employees.

For postretirement benefit plans, Lucent assumed a 5.5% annual rate of increase in the per capita cost of covered health care benefits (the health care cost trend rate) for 1999, gradually declining to 4.9% by the year 2005, after which the costs would remain level. This assumption has a significant effect on the amounts reported. Increasing the assumed trend rate by 1% in each year would increase Lucent's accumulated postretirement benefit obligation as of September 30, 1998 by $358 and the interest and service cost by $30 for the year then ended.

SAVINGS PLANS
Lucent's savings plans allow employees to contribute a portion of their pre-tax and/or after tax income in accordance with specified guidelines. Lucent matches a percentage of employee contributions up to certain limits. Beginning in 1998, Lucent changed its savings plan for most management employees to provide for both a fixed and a variable matching contribution. The fixed match is 50% of qualified management employee contributions and the variable match is based on Company performance. For 1998, Lucent's total match of qualified management employee contributions was 109%, as compared with 66 2/3% in prior years. Qualified nonmanagement employee contributions continued to be matched at a 66 2/3% rate. Savings plan expense amounted to $316 and $183 for the years ended September 30, 1998 and 1997, respectively, and $131 for the nine-month period ended September 30, 1996.

EMPLOYEE STOCK OWNERSHIP PLAN
Lucent's leveraged Employee Stock Ownership Plan ("ESOP")funds the employer's contributions to the Long Term Savings and Security Plan ("LTSSP") for nonmanagement employees. The ESOP obligation is reported as debt and as a reduction in shareowners' equity. Cash contributions to the ESOP are determined based on the ESOP's total debt service less dividends paid on ESOP shares. As of September 30, 1998, the ESOP contained 20.8 million shares of Lucent's common stock. Of the 20.8 million shares, 16.4 million have been allocated to the LTSSP and 4.4 million were unallocated. As of September 30, 1998, the unallocated shares had a fair value of $154.

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (Dollars In Millions, Except Per Share Amounts)

10. STOCK COMPENSATION PLANS

Lucent has stock-based compensation plans under which certain employees receive stock options and other equity-based awards. Effective October 1, 1996, any AT&T awards held by Lucent employees were replaced by substitute awards under the Lucent Technologies Inc. 1996 Long-Term Incentive Program ("1996 LTIP").

The 1996 LTIP provides for the grant of stock options, stock appreciation rights, performance awards, restricted stock awards and other stock unit awards. Awards under the 1996 LTIP are generally made to executives. Lucent also awards stock options to selected employees below executive levels under the Lucent Technologies Inc. 1997 Long-Term Incentive Plan ("1997 LTIP"). In addition, the Company has made special, broad-based grants under the Lucent Technologies Inc. Founders Grant Stock Option Plan ("FGP") (1996 world-wide option grants) and the Lucent Technologies Inc. 1998 Global Stock Option Plan ("GSOP") (1998 world-wide option grants to management employees).

Stock options are granted with an exercise price equal to or greater than 100% of market value at the date of grant, generally have a ten-year term and vest within four years from the date of grant. Subject to customary anti-dilution adjustments and certain exceptions, the total number of shares of Common Stock authorized for option grants under the 1996 LTIP is 128 million shares between February 1998 and February 2003. Under the 1997 LTIP, the number of shares authorized for option grants in each calendar year is 1.3% of the total number of outstanding shares of Common Stock as of the first day of the calendar year. The total number of shares of Common Stock originally authorized for grant under the FGP and GSOP are 60 million and 36 million, respectively

In connection with certain of Lucent's acquisitions, outstanding stock options held by employees of acquired companies became exercisable, according to their terms, for acquiring company common stock effective at the acquisition date. These options, including Ascend's options, did not reduce the shares available for grant under any of Lucent s other option plans. For acquisitions accounted for as purchases, the fair value of these options was included as part of the purchase price.

Lucent established an Employee Stock Purchase Plan (the "ESPP") effective October 1, 1996. Under the terms of the ESPP, eligible employees may have up to 10% of eligible compensation deducted from their pay to purchase Common Stock through June 30, 2001. The per share purchase price is 85% of the average high and low per share trading price of Common Stock on the New York Stock Exchange on the last trading day of each month. The amount that may be offered pursuant to this plan is 200 million shares. Prior to the consummation of the Lucent-Ascend merger, Ascend also maintained an employee stock purchase plan. In 1998 and 1997, 8.9 million and 12.5 million shares, respectively, were purchased under the ESPP and Ascend's Employee Stock Purchase Plan at a weighted average price of $23.93 and $12.77, respectively.

Lucent has adopted the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation" and, as permitted under SFAS No. 123, applies Accounting Principles Board Opinion ("APB") No. 25 and related interpretations in accounting for its plans. Compensation expense recorded under APB No. 25 was $77 and $37 for the years ended September 30, 1998 and 1997, respectively, and $11 for the nine months ended September 30, 1996. If Lucent had elected to adopt the optional recognition provisions of SFAS No. 123 for its stock option plans and employee stock purchase plans, net income and earnings per share would have been changed to the pro forma amounts indicated below:

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (Dollars In Millions, Except Per Share Amounts)

                           Year Ended        Year Ended            Nine
                         September 30,     September 30,        Months Ended
                        (Twelve Months)   (Twelve Months)      September 30,
                             1998              1997               1996

NET INCOME
As reported                 $1,035                $449             $382
Pro forma                    $ 756                $201             $311

EARNINGS PER SHARE-BASIC
As reported                  $0.35               $0.16            $0.14
Pro forma                    $0.26               $0.07            $0.12

EARNINGS PER SHARE-DILUTED
As reported                  $0.34               $0.15            $0.14
Pro forma                    $0.24               $0.07            $0.11


Note: The pro forma disclosures shown include the incremental fair value of the Lucent stock options that were substituted for AT&T stock options at the time of the Distribution and may not be representative of the effects on net income and earnings per share in other years.

The fair value of stock options used to compute pro forma net income and earnings per share disclosures is the estimated fair value at grant date using the Black-Scholes option-pricing model with the following assumptions:

                                              -----------  Lucent  -----------    AT&T
WEIGHTED AVERAGE ASSUMPTIONS                  1998    1997    Oct. 1, 1996(1)     1996
Dividend yield                                 0.26%   0.65%        0.75%           2.4%
Expected volatility                            28.2%   22.4%        22.4%          19.4%
Risk free interest rate                         5.5%    6.4%         6.1%           6.4%
Expected holding period(in years)               4.7     5.1          4.5            5.0

(1) Assumptions for Lucent options substituted for AT&T options effective October 1, 1996.

                                                  Ascend
                                           Year ended December 31,
WEIGHTED AVERAGE ASSUMPTIONS            1998      1997      1996

Dividend yield                          0.00%     0.00%       0.00%
Expected volatility                       61%       66%         61%
Risk free interest rate                 5.01%     6.24%       6.20%
Expected holding period (in years)       2.9       3.5         3.5

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (Dollars In Millions, Except Per Share Amounts)

Presented below is a summary of the status of Lucent and Ascend stock options and the related transactions for the years ended September 30, 1998 and 1997 and Ascend stock options for the nine months ended September 30, 1996. Also shown is a summary of the status of the AT&T stock options held by Lucent employees and the related transactions for the nine months ended September 30, 1996:

                                                                 Weighted Average
                                          Shares (000's)          Exercise Price
                                   -----------------------  -----------------------
                                     Lucent/                   Lucent/
                                      AT&T  Ascend  Combined    AT&T  Ascend Combined
------------------------------------------------------------------------------------
AT&T and Ascend options outstanding
  at December 31, 1995              25,566  41,566   67,132  $11.86   $ 7.07  $ 8.89
------------------------------------------------------------------------------------

Granted and Assumed                  6,759  17,083   23,842  $16.45   $35.47  $30.08
Exercised                             (729)(10,773) (11,502) $ 9.57   $ 3.46  $ 3.85
Forfeited/Expired                      (13)   (753)    (766) $15.80   $18.70  $18.64

------------------------------------------------------------------------------------
AT&T and Ascend options outstanding
  at September 30, 1996            31,583  47,123   78,706  $12.84   $18.04  $15.95
------------------------------------------------------------------------------------
Lucent options substituted for
  AT&T options, and Lucent and
  Ascend options outstanding
  at October 1, 1996                39,143  47,123   86,266  $10.36   $18.04  $14.55
------------------------------------------------------------------------------------
Granted and Assumed(1)(2)(3)       102,490  73,680  176,170  $11.59   $20.20  $15.19
Exercised                           (8,088) (7,879) (15,967) $ 8.39   $ 5.33  $ 6.88
Forfeited/Expired (3)               (3,919)(59,391) (63,310) $11.90   $25.78  $24.92
------------------------------------------------------------------------------------
Lucent and Ascend options outstanding
  at September 30, 1997            129,626  53,533  183,159  $11.41   $14.30  $12.26
------------------------------------------------------------------------------------
Granted and Assumed (2)(4)         83,225  39,850  123,075  $29.04   $25.70  $27.95
Exercised                         (21,561)(17,843) (39,404) $ 8.82   $10.95  $ 9.78
Forfeited/Expired                  (4,090)(10,924) (15,014) $12.07   $23.32  $20.25
------------------------------------------------------------------------------------
Lucent and Ascend options outstanding
  at September 30, 1998            187,200  64,616  251,816  $19.53   $20.73  $19.84
------------------------------------------------------------------------------------

(1) Includes options covering 51,013 shares of Common Stock granted under the FGP in 1996 (at a weighted average exercise price of $11.15). No additional options will be granted under the FGP.
(2) Lucent grants include options covering 10,383 and 9,884 shares of Common Stock, which resulted from the conversions of options of acquired companies for the years ended September 30, 1998 and 1997 (at a weighted average exercise price of $5.05 and $10.00, respectively). No additional options will be granted under the converted plans of acquired companies.
(3) Ascend grants and forfeitures include 23,039 and 25,598 stock options exchanged or amended under October and November 1997 stock option repricing programs at new exercise prices of $21.18 and $14.81, respectively, from previous exercise prices ranging from $15.00 to $68.51 per share.

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (Dollars In Millions, Except Per Share Amounts)


(4) Includes options covering 32,355 shares of Common Stock granted under the GSOP on September 1, 1998 (at a weighted average exercise price of $37.34). The weighted average fair value of Lucent stock options, calculated using the Black-Scholes option-pricing model, granted during the years ended September 30, 1998 and 1997 is $12.26 and $3.65 per share, respectively. The weighted average fair value of AT&T stock options, calculated using the Black-Scholes option-pricing model, granted during the nine months ended September 30, 1996 is $3.53 per share. The weighted average fair value of Ascend stock options, calculated using the Black-Scholes option-pricing model, granted during the years ended December 31, 1998, 1997, and 1996 is $11.35, $20.25, and $17.61 per share, respectively.

The following table summarizes the status of stock options outstanding and exercisable at September 30, 1998:
                     -------------------------------       ---------------------
                                       Stock Options               Stock Options
                                         Outstanding                 Exercisable
--------------------------------------------------------------------------------
                                Weighted
                                 Average    Weighted                    Weighted
Range of                       Remaining     Average                     Average
Exercise             Shares  Contractual    Exercise       Shares       Exercise
Prices               (000's) Life(Years)       Price       (000's)         Price
--------------------------------------------------------------------------------
LUCENT
$ 0.02 to $10.65    19,122           5.2      $ 7.71       13,063         $ 8.31
$10.66 to $11.14    64,436(1)        8.0       11.14        1,443          11.10
$11.15 to $13.14    21,174           7.9       12.51        2,399          12.36
$13.15 to $21.67    30,827           8.5       19.34         5,689         15.82
$21.68 to $45.83    51,641           9.9       37.37          158          30.81
--------------------------------------------------------------------------------
Total Lucent       187,200                    $19.53       22,752         $10.95
--------------------------------------------------------------------------------
ASCEND
$ 0.01 to $14.32    10,035           6.4      $ 8.05        9,011         $ 8.30
$14.33 to $14.81    16,274           8.0       14.81       15,186          14.81
$14.82 to $25.08    10,121           8.9       19.92        9,535          19.96
$25.09 to $27.58     9,408           9.6       26.26        9,140          26.22
$27.59 to $29.09    12,410           9.6       28.84       12,311          28.84
$29.10 to $54.22     6,368           9.1       33.13        5,597          32.92
--------------------------------------------------------------------------------
Total Ascend        64,616                    $20.73       60,780         $20.88
--------------------------------------------------------------------------------
Combined Total     251,816                    $19.84       83,532         $18.17
--------------------------------------------------------------------------------
(1) One-half of the options granted to nonmanagement employees under the FGP, covering approximately 7,780 shares, became exercisable on October 1, 1998.

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (Dollars In Millions, Except Per Share Amounts)

Other stock unit awards are granted under certain award plans. The following table presents the total number of shares of Common Stock represented by awards granted to employees for the years ended September 30, 1998 and 1997, and the total number of AT&T shares represented by awards granted to Lucent employees for the nine-month period ended September 30, 1996:

                                   Year Ended     Year Ended       Nine
                                  September 30,  September 30, Months Ended
                                (Twelve Months)(Twelve Months) September 30,
                                      1998           1997         1996

Lucent shares granted (000's)        1,730          8,756          n/a
AT&T shares granted (000's)            n/a            n/a         1,048
Weighted average market value of
  shares granted during the period  $22.23         $12.00        $17.41

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (Dollars In Millions, Except Per Share Amounts)

11. SEGMENT INFORMATION

INDUSTRY SEGMENT
Lucent operates in the global communications networking industry segment. This segment includes wire-line and wireless systems, software and products used for voice, data and video communications.

GEOGRAPHIC SEGMENTS
Transfers between geographic areas are on terms and conditions comparable with sales to external customers. The methods followed in developing the geographic segment data require the use of estimates and do not take into account the extent to which product development, manufacturing and marketing depend on each other. Thus, the information may not be indicative of results if the geographic areas were independent organizations.

Corporate assets are principally cash and temporary cash investments. Data on other geographic areas pertain to operations that are located outside the United States. Revenues from all international activities (other geographic areas revenues plus export revenues) provided 26.1% and 24.5% of consolidated revenues for the years ended September 30, 1998 and 1997, respectively, and 24.8% for the nine-month period ended September 30, 1996.

                                             Year Ended     Year Ended         Nine
                                            September 30,  September 30,   Months Ended
                                                1998          1997        September 30,
                                          (twelve months) (twelve months)      1996
                                            ---------      ---------      ---------
REVENUES
United States...............................$  25,647      $22,696         $13,853
Other geographic areas......................    6,159        4,915           2,786
                                               -------     -------         -------
                                            $  31,806      $27,611         $16,639
                                               =======     =======         =======
TRANSFERS BETWEEN GEOGRAPHIC AREAS
 (Eliminated in Consolidation)
United States...............................$    2,371      $ 1,927         $ 1,353
Other geographic areas......................     1,544        1,267             648
                                                -------     -------         -------
                                            $    3,915      $ 3,194         $ 2,001
                                                =======     =======         =======
OPERATING INCOME(LOSS)
United States...............................$    2,491 (1)  $ 1,477 (2)     $ 1,184
Other geographic areas......................       540          415            (105)
Corporate, eliminations and nonoperating....      (519)        (434)           (452)
                                                -------     -------          -------
Income before income taxes                  $    2,512      $ 1,458         $   627
                                                =======     =======         ========
ASSETS (End of Period)
United States...............................$   22,258      $18,249         $17,438
Other geographic areas......................     6,805        5,600           3,912
Corporate assets............................     1,282        1,778           2,744
Eliminations................................      (982)        (621)           (522)
                                               -------      -------         -------
                                            $   29,363      $25,006         $23,572
                                               =======      =======         =======

(1) Includes charges of $1,683 of purchased in-process research and development costs associated with the acquisitions of Livingston, Prominet, Optimay, Yurie, SDX, LANNET, MassMedia, JNA and Stratus.
(2) Includes charges of $1,255 of purchased in-process research and development costs associated with the acquisitions of Sahara, InterCon, Octel and Agile.

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (Dollars In Millions, Except Per Share Amounts)

CONCENTRATIONS
Historically, Lucent has relied on a limited number of customers for a substantial portion of its total revenues. In terms of total revenues, Lucent's largest customer has been AT&T, although other customers may purchase more of any particular system or product line. Revenues from AT&T were $3,841 and $3,789 for the years ended September 30, 1998 and 1997, respectively, and $1,986 for the nine-month period ended September 30, 1996. Lucent expects that a significant portion of its future revenues will continue to be generated by a limited number of customers. The loss of any of these customers or any substantial reduction in orders by any of these customers could materially adversely affect Lucent's operating results. Lucent does not have a concentration of available sources of supply materials, labor, services or other rights that, if suddenly eliminated, could severely impact its operations.

12.  FINANCIAL INSTRUMENTS

The carrying values and estimated fair values of financial instruments, including derivative financial instruments were as follows:

                                          September 30, 1998     September 30,  1997
                                           Carrying     Fair       Carrying     Fair
                                            Amount      Value       Amount      Value
                                           --------     -----      --------     -----
ASSETS
Derivative and Off Balance Sheet
Instruments:
Foreign currency forward exchange
 contracts/purchased options              $    26      $    4       $   28     $   54
Letters of credit                               -           2            -          2
LIABILITIES
Long-term debt(1)(2)                      $ 2,408      $2,559       $1,663     $1,748
Derivative and Off Balance Sheet
Instruments:
Foreign currency forward exchange
 contracts/purchased options                   25          (4)          31         36

(1) Excluding long-term lease obligations of $1 at September 30, 1998 and $2 at September 30, 1997.
(2) Reflects the reclassification from debt maturing within one year to long-term debt as a result of the November 19, 1998, sale of $500 ($495 net of unamortized costs) of 10-year notes.

The following methods were used to estimate the fair value of each class of financial instruments:

Financial Instrument                                Valuation Method
------------------------------------------------------------------------------------------
Long-term debt                         Market quotes for instruments with similar terms
 and maturities
Foreign currency forward exchange
 contracts/purchased options           Market quotes
Letters of credit                      Fees paid to obtain the obligations

The carrying values of cash and cash equivalents, investments, accounts receivable and debt maturing within one year contained in the consolidated balance sheets approximate fair value.

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (Dollars In Millions, Except Per Share Amounts)

CREDIT RISK AND MARKET RISK
By their nature, all financial instruments involve risk, including credit risk for nonperformance by counterparties. The contract or notional amounts of these instruments reflect the extent of involvement Lucent has in particular classes of financial instruments. The maximum potential loss may exceed any amounts recognized in the consolidated balance sheets. However, Lucent's maximum exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and financial guarantees is limited to the amount drawn and outstanding on those instruments.

Lucent seeks to reduce credit risk on financial instruments by dealing only with financially secure counterparties. Exposure to credit risk is controlled through credit approvals, credit limits and monitoring procedures. Lucent seeks to limit its exposure to credit risks in any single country or region.

All financial instruments inherently expose the holders to market risk, including changes in currency and interest rates. Lucent manages its exposure to these market risks through its regular operating and financing activities and when appropriate, through the use of derivative financial instruments.

DERIVATIVE FINANCIAL INSTRUMENTS
Lucent conducts its business on a multi-national basis in a wide variety of foreign currencies. Consequently, Lucent enters into various foreign exchange forward and purchased option contracts to manage its exposure against adverse changes in those foreign exchange rates. The notional amounts for foreign exchange forward and purchased option contracts represent the U.S. dollar equivalent of an amount exchanged. Generally, foreign currency forward exchange contracts are designated for firmly committed or forecasted sales and purchases that are expected to occur in less than one year. Gains and losses on firmly committed transactions are deferred in other current assets and liabilities, are recognized in income when the transactions occur and are not material to the consolidated financial statements at September 30, 1998 and 1997. Gains and losses on foreign currency exchange contracts that are designated for forecasted transactions are not deferred and are recognized in other income as the exchange rates change.

Lucent engages in foreign currency hedging activities to reduce the risk that changes in exchange rates will adversely affect the eventual net cash flows resulting from the sale of products to foreign customers and purchases from foreign suppliers. Hedge accounting treatment is appropriate for a derivative instrument when changes in the value of the derivative instrument are substantially equal, but opposite, to changes in the value of the exposure being hedged. Lucent believes that it has achieved risk reduction and hedge effectiveness, because the gains and losses on its derivative instruments substantially offset the gains on the assets, liabilities and transactions being hedged. Hedge effectiveness is periodically measured by comparing the change in fair value of each hedged foreign currency exposure at the applicable market rate to the change in market value of the corresponding derivative instrument. If a high correlation exists between these items, then hedge accounting is applied. If not, the change in market value of the derivative instrument is recognized immediately in income.

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (Dollars In Millions, Except Per Share Amounts)


The following table presents the gross notional amounts of these derivative financial instruments in U.S. dollars:

                                     Gross Notional Amount
                                          September 30,
                                         1998       1997

Foreign exchange forward contracts:
   Singapore dollars                     $250     $   59
   Deutsche marks                         194        558
   British pounds                         194        136
   Australian dollars                     142          1
   Japanese yen                           127        249
   Spanish pesetas                        119        109
   Dutch guilders                         118        186
   Brazilian reals                         82         58
   French francs                           91        116
   Other                                  201        270
Total                                  $1,518     $1,742
Foreign exchange purchased option
 contracts:
   Canadian dollars                    $   66      $   -
   Singapore dollars                       60          -
   Other                                    4          -
Total                                  $  130      $   -

Lucent enters into certain interest rate swap agreements to manage its risk between long-term fixed rate and short-term variable rate instruments. Interest rate swap agreements were not material during 1998 and 1997.

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (Dollars In Millions, Except Per Share Amounts)

NONDERIVATIVE AND OFF BALANCE SHEET INSTRUMENTS
Requests for providing commitments to extend credit and financial guarantees are reviewed and approved by senior management. Management regularly reviews all outstanding commitments, letters of credit and financial guarantees, and the results of these reviews are considered in assessing the adequacy of Lucent's reserve for possible credit and guarantee losses. At September 30, 1998 and 1997, in management's opinion, there was no significant risk of loss in the event of nonperformance of the counterparties to these financial instruments.

The following table presents the contract amount of Lucent's nonderivative and off balance sheet instruments and the amounts drawn down on such instruments. These instruments may exist or expire without being drawn upon. Therefore, the total contract amount does not necessarily represent future cash flows.

                                                             Amounts Drawn
                                                               Down and
                                   Contract Amount            Outstanding
                                     September 30,           September 30,
                                   1998        1997         1998       1997
                                 -------     -------      -------    -------
Letters of credit..............  $  805      $  832       $    -     $   -
Commitments to extend credit...   2,622       1,898          536        25
Guarantees of debt.............     292         309          205       118

LETTERS OF CREDIT
Letters of credit are purchased guarantees that ensure Lucent's performance or payment to third parties in accordance with specified terms and conditions.

COMMITMENTS TO EXTEND CREDIT
Commitments to extend credit to third parties are legally binding, conditional agreements generally having fixed expiration or termination dates and specific interest rates and purposes.

Lucent may enter into credit agreements to provide long-term financing for customers. In October 1996, Lucent entered into an agreement to extend $1,800 of long-term financing to Sprint Spectrum Holdings LP ("Sprint PCS") for its purchase of Lucent's equipment and services for its nationwide personal communication services ("PCS") network. In 1997, Lucent closed transactions under this facility to lay off $500 of loans and undrawn commitments and $300 of undrawn commitments to a group of institutional investors and Sprint Corporation (a partner in Sprint PCS), respectively. In 1998, Lucent sold $645 of loans in a private sale. As of September 30, 1998 and 1997, the balance of these commitments not yet drawn down by Sprint PCS were $253 and $146, respectively, and the total drawn loans due were $226 and $17, respectively.

As part of the revenue recognition process, Lucent has assessed the collectibility of the accounts receivable relating to the Sprint PCS purchase contract in light of its financing commitment to Sprint PCS. Lucent has determined that the receivables under the contract are reasonably assured of collection based on various factors among which was the ability of Lucent to sell the loans and commitments without recourse. Lucent intends to continue pursuing opportunities for the sale of future loans and commitments.

In addition, Lucent also entered into agreements with others to extend credit up to an aggregate of approximately $1,371 in 1998 and $850 in 1997 for possible future sales.

GUARANTEES OF DEBT
From time to time, Lucent guarantees the financing for product purchases by customers and the debt of certain unconsolidated joint ventures. Requests for providing such guarantees are reviewed and approved by senior management. Certain financial guarantees are backed by amounts held in trust for Lucent or assigned to a third party reinsurer.

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (Dollars In Millions, Except Per Share Amounts)

13. COMMITMENTS AND CONTINGENCIES

In the normal course of business, Lucent is subject to proceedings, lawsuits and other claims, including proceedings under government laws and regulations related to environmental and other matters. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance. Consequently, the ultimate aggregate amount of monetary liability or financial impact with respect to these matters at September 30, 1998 cannot be ascertained. While these matters could affect the operating results of any one quarter when resolved in future periods and while there can be no assurance with respect thereto, management believes that after final disposition, any monetary liability or financial impact to Lucent beyond that provided for at September 30, 1998 would not be material to the annual consolidated financial statements.

In connection with the Separation and Distribution, Lucent, AT&T and NCR Corporation executed and delivered the Separation and Distribution Agreement, dated as of February 1, 1996, as amended and restated (the "Separation and Distribution Agreement"), and certain related agreements. The Separation and Distribution Agreement, among other things, provides that Lucent will indemnify AT&T and NCR for all liabilities relating to Lucent's business and operations and for all contingent liabilities relating to Lucent's business and operations or otherwise assigned to Lucent. In addition to contingent liabilities relating to the present or former business of Lucent, any contingent liabilities relating to AT&T's discontinued computer operations (other than those of NCR) were assigned to Lucent. The Separation and Distribution Agreement provides for the sharing of contingent liabilities not allocated to one of the parties, in the following proportions: AT&T: 75%, Lucent: 22%, and NCR: 3%. The Separation and Distribution Agreement also provides that each party will share specified portions of contingent liabilities related to the business of any of the other parties that exceed specified levels.

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (Dollars In Millions, Except Per Share Amounts)

ENVIRONMENTAL MATTERS
Lucent's current and historical operations are subject to a wide range of environmental protection laws. In the United States, these laws often require parties to fund remedial action regardless of fault. Lucent has remedial and investigatory activities underway at numerous current and former facilities. In addition, Lucent was named a successor to AT&T as a potentially responsible party ("PRP") at numerous "Superfund" sites pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") or comparable state statutes. Under the Separation and Distribution Agreement, Lucent is responsible for all liabilities primarily resulting from or relating to the operation of Lucent's business as conducted at any time prior to or after the Separation including related businesses discontinued or disposed of prior to the Separation, and Lucent's assets including, without limitation, those associated with these sites. In addition, under such Separation and Distribution Agreement, Lucent is required to pay a portion of contingent liabilities paid out in excess of certain amounts by AT&T and NCR, including environmental liabilities.

It is often difficult to estimate the future impact of environmental matters, including potential liabilities. Lucent records an environmental reserve when it is probable that a liability has been incurred and the amount of the liability is reasonably estimable. This practice is followed whether the claims are asserted or unasserted. Management expects that the amounts reserved will be paid out over the periods of remediation for the applicable sites which range from 5 to 30 years. Reserves for estimated losses from environmental remediation are, depending on the site, based primarily upon internal or third-party environmental studies, and estimates as to the number, participation level and financial viability of any other PRPs, the extent of the contamination and the nature of required remedial actions. Accruals are adjusted as further information develops or circumstances change. The amounts provided for in Lucent's consolidated financial statements for environmental reserves are the gross undiscounted amount of such reserves, without deductions for insurance or third-party indemnity claims. In those cases where insurance carriers or third-party indemnitors have agreed to pay any amounts and management believes that collectibility of such amounts is probable, the amounts are reflected as receivables in the financial statements. Although Lucent believes that its reserves are adequate, there can be no assurance that the amount of capital expenditures and other expenses which will be required relating to remedial actions and compliance with applicable environmental laws will not exceed the amounts reflected in Lucent's reserves or will not have a material adverse effect on Lucent's financial condition, results of operations or cash flows. Any possible loss or range of possible loss that may be incurred in excess of that provided for at September 30, 1998 cannot be estimated.

LEASE COMMITMENTS
Lucent leases land, buildings and equipment under agreements that expire in various years through 2016. Rental expense under operating leases was $425 and $335 for the years ended September 30, 1998 and 1997, respectively, and $188 for the nine-month period ended September 30, 1996. The table below shows the future minimum lease payments due under noncancelable operating leases at September 30, 1998. Such payments total $1,019.

                                                Year Ended September 30,
                                                                                    Later
                                  1999      2000      2001      2002      2003      Years
                                 -----     -----     -----     -----     -----      -----
Operating leases...............   $275     $210      $132       $89       $68       $245

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (Dollars In Millions, Except Per Share Amounts)

14. QUARTERLY INFORMATION (UNAUDITED)

                                         FISCAL YEAR QUARTERS
                             FIRST    SECOND     THIRD     FOURTH      TOTAL
                            -------  --------   ------    ---------  ----------
Year Ended
 September 30, 1998
Revenues...................   $9,079    $6,511    $7,642    $8,574     $ 31,806
Gross margin...............    4,447     2,958     3,555     4,131       15,091
Net income(loss)............     877(a)     88(b)   (150)(c)   220(d)     1,035(a,b,c,d)
Earnings(loss) per
 common share - basic.......  $ 0.30(a) $ 0.03(b) $(0.05)(c)$ 0.07(d)  $  0.35(a,b,c,d)
Earnings(loss) per
 common share - diluted.....  $ 0.29(a) $ 0.03(b) $(0.05)(c)$ 0.07(d)  $  0.34(a,b,c,d)
Dividends per share.........  $ 0.0375  $ 0.00    $ 0.02    $ 0.02     $  0.0775
Stock price:(g)
   High.....................   22 35/64  32  1/16  41 27/32  54  1/4    54  1/4
   Low......................   18  3/32  18 23/64  32        34 3/16    18 3/32
   Quarter-end close........   19 31/32  31 31/32  41 19/32  34  5/8    34  5/8

Year Ended
 September 30, 1997
Revenues....................  $8,240    $5,484    $6,637    $7,250     $ 27,611
Gross margin................   3,841     2,392     2,798     3,262       12,293
Net income(loss)............     696(f)     28       267      (542)(e)      449(e)(f)
Earnings(loss) per
 common share - basic.......  $ 0.24(f) $ 0.01    $ 0.09    $(0.19)(e) $  0.16 (e)(f)
Earnings(loss) per
 common share - diluted.....  $ 0.24(f) $ 0.01    $ 0.09    $(0.19)(e) $  0.15 (e)(f)
Dividends per share.........  $ 0.01875 $ 0.00    $ 0.01875 $ 0.01875  $  0.05625
Stock price:(g)
   High.....................   13  9/32  15 5/32   18 35/64  22 11/16    22 11/16
   Low......................   10 17/32  11 3/16   12 15/32  18  3/64    10 17/32
   Quarter-end close........   11  9/16  13  1/8   18  1/64  20 11/32    20 11/32

(a) As a result of the 1998 acquisition of Livingston, Lucent recorded a non-tax charge of $427 in the first quarter for purchased in-process research and development.

(b) As a result of the 1998 acquisition of Prominet, Lucent recorded a non-tax charge of $157 in the second quarter for purchased in-process research and development.

(c ) As a result of the 1998 acquisitions of Yurie and Optimay, Lucent recorded a non-tax charge of $668 in the third quarter for purchased in-process research and development.

(d) As a result of the 1998 acquisitions of SDX, MassMedia, LANNET, JNA and Stratus, Lucent recorded a charge of $431 ($427 after tax) in the fourth quarter for purchased in- process research and development.

(e) As a result of the 1997 acquisition of Octel, Lucent recorded a charge of $979 ($966 after tax) in the fourth quarter for purchased in-process research and development and other charges.

(f) As a result of the 1997 acquisitions of InterCon and Sahara, Lucent recorded a non-tax charge of $231 in the first quarter for purchased in-process research and development.

(g) Obtained from the Composite Tape. Stock prices have been restated to reflect the two-for-one splits of the Company's common stock effective April 1, 1998 and April 1, 1999.

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (Dollars In Millions, Except Per Share Amounts)

15.  SUBSEQUENT EVENTS

Quadritek Systems, Inc.
------------------------------------
On October 1, 1998, Lucent acquired Quadritek Systems, Inc. for approximately $50 in cash. Quadritek is a privately held start-up company which develops next-generation Internet Protocol ("IP") network administration software solutions. The acquisition will be accounted for using the purchase method of accounting.

Included in the purchase price was approximately $21 ($13 after tax) of in-process research and development which will result in a noncash charge to earnings in the quarter ending December 31, 1998. The remaining purchase price will be allocated to tangible assets and intangible assets, including goodwill and existing technology, less liabilities assumed.

Philips Consumer Communications
--------------------------------------------------------
On October 22, 1998, Lucent and Philips announced their intention to end the PCC venture. On October 1, 1997, Lucent contributed its Consumer Products business in exchange for 40% ownership of the PCC venture. It is expected Lucent and Philips will each regain control of their original businesses by November 30, 1998. The venture was terminated in late 1998. In December 1998, Lucent sold certain assets of its wireless handset business to Motorola. Lucent is currently looking for opportunities to sell its remaining consumer products business.

WinStar Communications, Inc.
-------------------------------------------
On October 22, 1998, Lucent announced that it had entered into a five-year agreement with WinStar Communications, Inc. to provide WinStar with a fixed wireless broadband telecommunications network in major domestic and international markets. In connection with this agreement, Lucent entered into a credit agreement with WinStar to provide up to $2,000 in equipment financing to fund the buildout of this network. The maximum amount of credit that Lucent is obligated to extend to WinStar at any one time is $500.


WaveAccess Ltd.
---------------
On January 22, 1999, Lucent completed the acquisition of the remaining 80 percent of WaveAccess Ltd. for $45 in cash. In May 1998, Lucent had acquired a 20 percent stake in the company. WaveAccess is a developer of high-speed systems for wireless data communications. The acquisition will be accounted for using the purchase method of accounting.

The purchase is expected to result in a one-time, non-tax deductible, non-cash charge to earnings for purchased in-process research and development in the quarter ending March 31, 1999. The amount of the charge has not yet been determined. The remaining purchase price will be allocated to tangible assets and intangible assets, including goodwill and existing technology, less liabilities assumed.

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (Dollars In Millions, Except Per Share Amounts)

Mosaix
------
On July 15, 1999, Lucent merged with Mosaix, a Redmond, Washington-based provider of software that links companies' front and back offices and helps them deliver more responsive and efficient customer service. Under the terms of the agreement, the outstanding common stock of Mosaix was converted into the right to receive approximately 2.6 million shares of Lucent common stock. The transaction was accounted for as a pooling-of-interests.

Nexabit Networks, Inc.
----------------------
On July 19, 1999, Lucent merged with Nexabit Networks, Inc. a Marlborough, Massachusetts- based developer of high-speed switching equipment and software that directs traffic along telecommunications networks. Lucent issued approximately 14 million common shares. The transaction was accounted for as a pooling-of-interests.

ACCOUNTING CHANGE - EMPLOYEE BENEFIT PLANS
------------------------------------------
Effective October 1, 1998, Lucent changed its method for calculating the market-related value of plan assets used in determining the expected return-on-asset component of annual net pension and postretirement benefit costs. Under the previous accounting method, the calculation of the market-related value of plan assets included only interest and dividends immediately, while all other realized and unrealized gains and losses were amortized on a straight-line basis over a five-year period. The new method used to calculate market-related value includes immediately an amount based on Lucent's historical asset returns and amortizes the difference between that amount and the actual return on a straight-line basis over a five-year period. The new method is preferable under Statement of Financial Accounting Standards No. 87 because it results in calculated plan asset values that are closer to current fair value, thereby lessening the accumulation of unrecognized gains and losses, while still mitigating the effects of annual market value fluctuations.

The cumulative effect of this accounting change related to periods prior to fiscal year 1999 of $2,150 ($1,308 after-tax, or $0.43 and $0.42 per basic and diluted share, respectively) is a one-time, non-cash credit to fiscal 1999 earnings. This accounting change also resulted in a reduction in benefit costs as a result of the change in Lucent's pension and postretirement accounting in the three and six months ended March 31, 1999 that increased income by $107 ($65 after-tax, or $0.02 per basic and diluted share) and $215 ($130 after-tax, or $0.04 per basic and diluted share), respectively as compared to the previous accounting method. A comparison of pro forma amounts is presented below showing the effects if the accounting change were applied retroactively:

                                     Three Months             Six Months
                                    Ended March 31,         Ended March 31,
                                    1999       1998        1999        1998
                                  --------   --------    --------    --------
Net Income                        $   529    $   148     $ 3,068     $ 1,084
Earnings per share-basic          $  0.17    $  0.05     $  1.01     $  0.37
Earnings per share-diluted        $  0.17    $  0.05     $  0.98     $  0.36